Exhibit 10.21

Dated 25 June 2014
________________________

HSBC BANK PLC
as Lender

-and-

EIRINI SHIPPING LTD

-and-

ELENI SHIPPING LIMITED
as joint and several Borrowers

_______________________________________________________

FINANCIAL AGREEMENT

_____________________________________________________________

Relating to a term loan facility not exceeding
in aggregate US$16,500,000

INDEX
1	PURPOSE	3
2	DEFINITIONS	3
3	THE FACILITY – AVAILABILITY – JOINT AND SEVERAL LIABILITY	19
4	HEDGING STRATEGY	20
5	NOTICE OF DRAWDOWN	21
6	INTEREST PERIODS	22
7	INTEREST	22
8	DEFAULT INTEREST	22
9	SUBSTITUTE BASIS	23
10	PREPAYMENT	24
11	REPAYMENT	26
12	APPLICATION	27
13	EVIDENCE OF DEBT	27
14	PAYMENTS	28
15	TAX GROSS UP AND INDEMNITIES	28
16	CHANGE OF CIRCUMSTANCES	32
17	REPRESENTATIONS AND WARRANTIES	33
18	SECURITIES	37
19	CONDITIONS PRECEDENT	37
20	GENERAL UNDERTAKINGS	40
21	INSURANCE UNDERTAKINGS	44
22	OPERATIONAL UNDERTAKINGS	45
23	SECURITY MARGIN	49
24	EVENTS OF DEFAULT	49
25	SET-OFF	52
26	FEES	53
27	EARNINGS AND RETENTION ACCOUNTS	53
28	EXPENSES	54
29	INDEMNITY	54
30	ENVIRONMENTAL INDEMNITY	54
31	CONFIDENTIALITY	55
32	LENDER'S BUSINESS	56
33	STAMP DUTIES – TAXES ETC	56
34	DETERMINATIONS	56
35	NO WAIVER	56
36	PARTIAL INVALIDITY	57
37	TRANSFER AND ASSIGNMENT	57
38	NON-IMMUNITY	57
39	NOTICES	57
40	SUPPLEMENTAL	59
41	LAW AND JURISDICTION	59
42	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	60
EXECUTION PAGE	61
SCHEDULE 1	62
SCHEDULE 2	64

THIS AGREEMENT is made the 25 June 2014.
BETWEEN
1)	HSBC BANK PLC, as lender; and
2)	EIRINI SHIPPING LTD, and ELENI SHIPPING LIMITED as joint and several borrowers;
IT IS AGREED AS FOLLOWS:
1	PURPOSE
1.01	This Agreement sets out the terms and conditions on which the Lender has agreed to make available to the Borrowers, as joint and several borrowers, a term loan facility, equal to the lesser of:
1.01.01	Sixteen million Five hundred thousand Dollars ($16,500,000) and
1.01.02	fifty per cent (50%) of the aggregate Market Value of the Ships on the Drawdown Date (determined pursuant to Clause 22.26) and
1.01.03
the aggregate of (a) sixty per cent (60%) of the Market Value of the Eirini Ship on the Drawdown Date (determined pursuant to Clause 22.26) and (b) thirty per cent (30%) of the Market Value of the Eleni Ship on the Drawdown Date (determined pursuant to Clause 22.26), in one (1) advance, for the purpose of assisting the Borrowers with their working capital requirements.
1.02
The Borrowers will hedge their exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Lender at the times and in the manner hereinafter set forth.

2	DEFINITIONS
2.01	In this Agreement the following terms shall have the following meanings:
"Accounts" means collectively the Earnings Accounts and the Retention Account and, in the singular, means either of them;
"Accounts' Charges" means collectively the Earnings Account Charges and the Retention Account Charge, and in the singular means any of them;
"Accounting Information" means the audited by the Auditors annual and the unaudited semi annual financial statements of the Group, each as provided or (as the context may require) to be provided to the Lender in accordance with Clause 20.01 of this Agreement;
"Accounting Period" means (a) each financial year of the Guarantor and (b) each half of each financial year of the Guarantor for which Accounting Information is required to be delivered pursuant to this Agreement;
"Applicable Accounting Principles" means those accounting principles, standards and practices on which preparation of the Accounting Information is based, which are US GAAP and principles and practices adopted by the Guarantor and its Subsidiaries (including without limitation the Borrowers) at the date hereof or at any time thereafter and notified to and accepted by the Lender;
"Applicable Margin" means three point seventy five per cent (3.75%) per annum, PROVIDED HOWEVER that, without prejudice to Clause 23, in the event that, at any time during the Security Period, the aggregate Market Value of the Ships (determined pursuant to Clause 22.26) is less than one hundred forty three per cent (143%) of the aggregate of (i) the outstanding amount of the Facility and (ii) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure, and the Borrowers have not, within ten (10) Banking Days of receipt of a notice from the Lender advising the Borrowers of the amount of such deficiency (which notice, in the absence of manifest error, shall be conclusive), provided to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Lender so that the aggregate Market Value of the Ships (determined in accordance with Clause 22.26) together with the value of any additional security (valued as aforesaid) provided to the Lender is at least one hundred forty three per cent (143%) of the aggregate of (i) the outstanding amount of the Facility and (ii) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure or prepaid part of the Facility in accordance with Clause 10 so that, following such prepayment, the aggregate Market Value of the Ships (determined in accordance with Clause 22.26) is at least one hundred forty three per cent (143%) of the aggregate of (i) the outstanding amount of the Facility and (ii) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure, the Applicable Margin shall be increased to four point sixty per cent (4.60%) per annum for such Interest Periods during which the aggregate Market Value of the Ships (determined pursuant to Clause 22.26) remains less than one hundred forty three per cent (143%) of the aggregate of (i) the outstanding amount of the Facility and (ii) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure;
"Approved Brokers" means the insurance brokers appointed by the Borrowers with the Lender's prior approval;
"Approved Shareholders" means collectively the individuals declared to and acceptable by the Lender in its sole discretion, and in the singular means any of them;
"Auditors" means any first class firm of international accountants to be approved by the Lender;
"Availability Period" means the period commencing from the date of this Agreement and ending on the Termination Date;
"Balloon Payment" means a payment in the amount of Nine million Dollars ($9,000,000), to be made by the Borrowers to the Lender on the twentieth (20th) and final Repayment Date together with the twentieth (20th) and final Repayment Instalment;
"Banking Day" means a day on which banks and financial markets are open for business in all of Piraeus, New York and London and any other financial centre which the Lender (acting reasonably) may deem appropriate for the operation of the provisions of this Agreement;
"Borrowers" means collectively the Eirini Borrower and the Eleni Borrower, and, in the singular, means either of them;
"Broken Funding Costs" means any amount that the Lender may certify as necessary to compensate the Lender for any loss (other than Taxes) incurred or to be incurred by the Lender as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken (or committed to be taken) from third parties in connection with the Facility, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;
"Classification Society" means in respect of the Eirini Ship, Bureau Veritas and in respect of the Eleni Ship, NIPPON KAIJI KYOKAI, or such other classification society member of the IACS as may be approved in writing by the Lender;
"Code" means the US Internal Revenue Code of 1986.
"CTA" means the Corporation Tax Act 2009.

"Commitment Letter" means the letter dated 16 May 2014, issued by the Lender addressed to the Guarantor and duly accepted by it on behalf of the Borrowers and the other Security Parties on 19 May 2014;
"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
"Confidential Information" means all information relating to any Security Party, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any Security Party or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 31(Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party or any of its advisers; or
(iii)
is known by the Lender before the date the information is disclosed to it by any Security Party or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Security Party and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

"Confirmation" in relation to any continuing Designated Transaction, has the meaning ascribed to it in the Master Agreement;
"Control" means in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or
(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or
(b)
the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "Controlled" shall be construed accordingly;
"Controlling person(s)" has the meaning defined under local or foreign tax laws, regulatory guidance or intergovernmental cooperation agreements.
"Consolidated Debt" means, in respect of an Accounting Period, the aggregate amount of Debt owed by the members of the Group (other than any Debt owing by any member of the

Group to another member of the Group), as stated in the then most recent Accounting Information relevant to such Accounting Period;
 "Corporate Security Parties" means those of the Security Parties, which are companies or corporations and not natural persons and, in the singular, means any of them;
"Creditor Borrower" has the meaning given in Clause 3.06;
 "Debt" means, in relation to any member of the Group (the "debtor"):
(a)          Financial Indebtedness of the debtor;
(b)	liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;
(c)
contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under the Applicable Accounting Principles consistently applied, should be recorded in the notes to the Accounting Information;

(d)	deferred tax of the debtor; and
(e)
liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) above if the references to the debtor referred to the other person;

"Default Rate" means the interest rate referred to in Clause 8.01;
"Designated Transaction" means a Transaction which, without prejudice to the provisions of Clause 4.03, fulfils the following requirements:
a)	it is entered into by the Borrowers pursuant to the Master Agreement with the Lender;
b)	its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Facility; and
c)	it is designated by the Borrowers, by delivery by the Borrowers to the Lender of a notice of designation as a Designated Transaction for the purposes of the Finance Documents;
"Dollars" or "$" means the lawful currency for the time being of the United States of America;
 "Drawdown" means the making of the Facility by the Lender to the Borrowers;
"Drawdown Date" means the date requested by the Borrowers for the Facility to be made available or (as the context requires) the date on which the Facility is actually made available;
"Early Termination Date" in relation to any continuing Designated Transaction, shall have the meaning ascribed to it in the Master Agreement;
"Earnings" means in relation to a Ship all freight, hire, passage monies and any other amounts whatsoever which may at any time be earned by or become payable to or for the account of the Owner thereof or its agents arising out of or as a result of the ownership, possession, management and/or operation of a Ship by the Owner thereof or its agents or under any charter, contract of carriage or other contract (including a salvage or towage contract) for the use, operation or management of a Ship, all payments for any variation of any such contract and all damages for any breach of any such contract, all general average and salvage remuneration and all compensation for requisition for hire;

"Earnings Accounts" means collectively the Eirini Earnings Account and the Eleni Earnings Account and in the singular means either of them.
"Earnings Accounts Charges" means collectively the Eirini Earnings Account Charge and the Eleni Earnings Account Charge and in the singular means either of them.
"Eirini Borrower" means EIRINI SHIPPING LTD, a corporation incorporated in the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and Registration Number C-117046;
"Eirini Earnings Account" means the interest‑bearing deposit account numbered 001-022417-036 in the name of the Eirini Borrower to be maintained throughout the Security Period with the Lender in Piraeus, Greece or any other branch of the Lender in Greece or abroad as the Lender may reasonably designate, such account to include any substitute account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Eirini Earnings Account from time to time be paid on a time deposit basis;
"Eirini Earnings Account Charge" means the assignment, pledge and charge to be granted by the Eirini Borrower to the Lender on the Eirini Earnings Account in form and substance satisfactory to the Lender, as the same may from time to time hereafter be amended or supplemented;
"Eirini Ship" means the bulk carrier EIRINI P., registered at the Port of Monrovia, Liberia, under the Liberian flag, in the ownership of the Eirini Borrower with IMO number 9284879 and official Nr. 16408;
"Eleni Borrower" means ELENI SHIPPING LIMITED a corporation incorporated in the Republic of the Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and Registration Number C-112232;
"Eleni Earnings Account" means the interest‑bearing deposit account numbered 001-022581-036 in the name of the Eleni Borrower to be maintained throughout the Security Period with the Lender in Piraeus, Greece or any other branch of the Lender in Greece or abroad as the Lender may reasonably designate, such account to include any substitute account or revised account or revised designation or number whatsoever and any deposit account to which monies from the ELENI Earnings Account from time to time be paid on a time deposit basis;
"Eleni Earnings Account Charge" means the assignment, pledge and charge to be granted by the Eleni Borrower to the Lender on the Eleni Earnings Account in form and substance satisfactory to the Lender, as the same may from time to time hereafter be amended or supplemented;
"ELENI Ship" means the bulk carrier ELENI P., registered at the port of Monrovia, Liberia, under the Liberian flag in the ownership of the Eleni Borrower with IMO number 9128025 and official Nr. 14216;
"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);
"Environmental Approvals" means any permit, licence, approval, ruling, certification, exemption or other authorisation relating to a Ship required under any applicable Environmental Laws;
"Environmental Claim" means:

(a)
any claim by or directive from any applicable governmental, judicial or regulatory authority alleging breach of, or non-compliance with any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;
and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release, discharge, disposal or emission of Environmentally Sensitive Material by or from a Relevant Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Relevant Ship and which involves a collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Relevant Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Relevant Ship and/or any owner and/or any other operator or manager thereof is at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Relevant Ship and in connection with which any Relevant Ship is actually or potentially liable to be arrested and/or where any owner and/or any operator or manager of any Relevant Ship is at fault or otherwise liable to any legal or administrative action;

"Environmental Laws" means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements whatsoever pertaining to pollution or protection of human health or the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material (including without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance), which is (or is capable of being or becoming) polluting, toxic or hazardous;
"Event of Default" means any event referred to in Clause 24;
"Excess Risks" means in relation to a Ship the proportion of claims for general average and salvage charges and under the ordinary running-down clause, which is not recoverable in consequence of the value at which a Ship is assessed for the purpose of such claims exceeding her insured value;
"Facility" means the term loan facility in an amount of up to Sixteen million Five hundred thousand Dollars ($16,500,000) to be made available to the Borrowers by the Lender in one (1) advance pursuant to the terms of Clause 3 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;
"FATCA" means:
(a)          sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)          any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of (a); or
(c)          any agreement pursuant to the implementation of (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Application Date" means:
(a)          in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)          in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or
(c)          in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.
"Finance Documents" means:
(a)          this Agreement; and
(b)          the Master Agreement; and
(b)           the Security Documents; and
(c)          any other document (whether creating an Encumbrance or not) which is executed at any time by any Security Party or any other person as security for, or to establish any form of subordination or priorities' arrangement in relation to any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)          moneys borrowed and debit balances at banks or other financial institutions;
(b)          any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)          any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)          the amount of any liability in respect of any finance or capital lease;

(e)          receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)          any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)          any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a Security Party which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Security Party relating to any post-retirement benefit scheme;
(h)          any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under standard accounting principles;
(i)          any   amount   of   any   liability   under   an   advance   or   deferred   purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;
(j)          any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under standard accounting principles; and
(k)          the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).
"Fleet Book Value" means at the end of a relevant period the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent Accounting Information of the Group delivered pursuant to Clause 20.01;
"Fleet Market Value" means at the date of calculation the aggregate of the Market Values of the Fleet Vessels;
"Fleet Vessels" means all of the vessels (including but not limited to the Ships) from time to time wholly owned by members of the Group (including, without limitation, the Borrowers) and, in the singular means any of them;
"General Assignment" means in relation to either Ship the first priority deed of assignment made or, as the context may require, to be made by and between the relevant Borrower and the Lender relative to the Insurances, the Earnings and the Requisition Compensation of the relevant Ship in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented, and in the plural means both of them;
"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
"Group" means the Guarantor and its Subsidiaries (whether direct or indirect and including without limitation the Borrowers and each other Corporate Security Party) from time to time during the Security Period and "members of the Group" shall be construed accordingly;

"Guarantee" means the guarantee in respect of the Borrowers' obligations under this Agreement and the other Finance Documents, to be executed by the Guarantor in favour of the Lender, in form and substance satisfactory to the Lender, as the same may from time to time be amended, varied or supplemented;
"Guarantor" means EUROSEAS LTD., a corporation organised and existing under the Laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and each other company or person, who may from time to time guarantee the obligations of the Borrowers hereunder and, in the plural, means all of them;
"Holding" means, in relation to the Guarantor, the beneficial holding by the Approved Shareholder of the issued share capital of the Guarantor [excluding any part of that issued capital that carries (i) no right to participate beyond a specified amount in a distribution of either profits or capital and/or (ii) no power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of votes at a general meeting of the Guarantor]
"Indebtedness" means the Facility and any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, the Master Agreement Liabilities, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from any Security Party (whether as principal, surety or otherwise) to the Lender under this Agreement and the other Finance Documents and/or in connection herewith and/or therewith (as conclusively – in the absence of manifest error – certified by the Lender);
"Insurance Documents" means all slips, cover notes, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances from time to time in effect;
"Insurances" means all policies and contracts of insurance (which expression includes all entries of a Ship in a protection and indemnity or mutual hull or war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with a Ship pursuant to this Agreement and including all benefits thereof including all claims of whatsoever nature and return of premiums;
"Insurers" means the underwriters, insurance companies, and mutual insurance associations with or by which the Insurances are effected;
"Interest Determination Date" means the Banking Day, which is two (2) Banking Days prior to the commencement of an Interest Period;
"Interest Payment Date" means each day on which interest is payable in accordance with Clause 7, provided that if any such day is not a Banking Day, the relevant Interest Payment Date shall be the next succeeding day which is a Banking Day, unless such next succeeding Banking Day falls into another calendar month, in which event, the relevant Interest Payment Date shall be the immediately preceding Banking Day;
"Interest Period" means each of the successive periods determined in accordance with Clause 6 of this Agreement during which the Facility or any part thereof is outstanding and for which an Interest Rate in respect thereof is to be established hereunder;
"Interest Rate" means (save as provided in Clause 9) the rate(s) of interest applicable to the Facility (or any part thereof) during each Interest Period in respect thereof which is/are conclusively (in the absence of manifest error) certified by the Lender to the Borrowers to be the aggregate of (a) the Applicable Margin and (b) LIBOR and (c) the Mandatory Cost (if any);

"ISM Code" means, in relation to its application to the Manager, the Borrowers, the Ships and their operation:
(a)
'The International Management Code for the Safe Operation of Ships and for Pollution Prevention', currently known or referred to as the 'ISM Code', adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the 'Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended supplemented or replaced from time to time;
"ISM Code Documentation" includes, in relation to a Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code within the periods specified by the ISM Code; and
(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and
(c)
any other documents which are prepared or which are otherwise relevant to establish and maintain compliance of a Ship or the compliance of each Borrower and the Manager with the ISM Code which the Lender may require;

"ISM SMS" means, in relation to a Ship, the safety management system for a Ship which is required to be developed, implemented and maintained by the Owner thereof under the ISM Code;
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;
"ISPS Code Documentation" includes in relation to a Ship:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code within the periods specified by the ISPS Code; and
(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Lender may require;
"ITA" means the Income Tax Act 2007;
"Lender" means HSBC BANK PLC, a banking company duly incorporated under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ, United Kingdom, acting for the purposes hereof through the Athens Branch (109-111 Messoghion Ave, Athens, Greece, and shall include its successors and assigns;
"Leverage Ratio" means, in respect of an Accounting Period, the ratio of the Consolidated Debt (as stated in the then most recent Accounting Information) to the Market Value Adjusted Total Assets of the Group, relevant to such Accounting Period;
"LIBOR" means, for an Interest Period:

(a)	the applicable Screen Rate; or
(b)
(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Lender in the London interbank market, at 11.00 a.m. on the Interest Determination Date for that Interest Period for the offering of deposits in Dollars in an amount comparable to the Facility (or any relevant part of the Facility) and for a period comparable to the relevant Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero.

"Loan Account" means collectively the account or accounts maintained by the Lender referred to in Clause 13;
"Major Casualty" means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;
"Management Agreement" means in relation to either Ship, the management agreement in respect of that Ship made or to be made by and between (i) the Owner thereof and (ii) the Manager on terms acceptable to the Lender, as the same may from time to time be amended, varied or supplemented and, in the plural, means both of them;
"Manager" means EUROBULK LTD., a company organised and existing under the laws of Liberia, with its registered office at 80 Broad Street, Monrovia, Liberia, having established an office in Greece under Law 89/67 (as in force) at 4 Messogiou & Evropis Street, Marousi 15124, Athens, Greece or any other company that may approved by the Lender as the manager of the Ships, in the Lender's sole discretion;
"Manager's Undertakings" means collectively, in relation to either Ship, a letter of undertaking including, where appropriate, an assignment of any obligatory insurances, executed or, as the context may require, to be executed by the Manager in favour of the Lender, on such terms as the Lender may approve or require and in the singular means either of them;
"Mandatory Cost" means the cost imputed to the Lender of compliance with the mandatory liquid asset requirements and/or the banking supervision or any other costs whatsoever imposed by national or international regulations.
"Market Value" means in respect of each of the Fleet Vessels (including without limitation the Ships), the value thereof at each relevant time determined in accordance with the provisions of Clause 22.26;
"Market Value Adjusted Net Worth" means at any relevant time the amount obtained by deducting from the Market Value Adjusted Total Assets the amount of the Total Liabilities;
"Market Value Adjusted Total Assets" means at any relevant time the Total Assets as adjusted by replacing the Fleet Book Value with the Fleet Market Value;
"Material Adverse Effect" means in the reasonable opinion of the Lender a material adverse effect on:
(a)          the business, operations, property, condition (financial or otherwise) or prospects of any Security Party; or
(b)          the ability of any Security Party to perform its payment obligations under any Finance Document; or
(c)          the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Master Agreement" means the master agreement (on the 2002 ISDA (Multicurrency – Crossborder) form) made or to be made between the Borrowers and the Lender and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder, as the same may from time to time be amended, varied or supplemented;
"Master Agreement Assignment" means in relation to the Master Agreement, the assignment of that Master Agreement in favour of the Lender, executed or, as the context requires, to be executed by the Borrowers in form and substance satisfactory to the Lender as security for the Indebtedness, as the same may from time to time be amended, varied or supplemented;
"Master Agreement Liabilities" means at any relevant time all liabilities actual or contingent, present or future of the Borrowers or either of them to the Lender under the Master Agreement;
"Maximum Permitted Swap Exposure" means an amount not exceeding One million Dollars ($1,000,000);
"Mortgage" means, in relation to either Ship, the first preferred Liberian Mortgage on that Ship, granted or, as the context may require, to be granted by the Owner thereof in favour of the Lender to secure the due payment of the Indebtedness in form and substance satisfactory to the Lender, as the same may from time to time be amended, varied or supplemented and, in the plural, means both of them;
"Mortgaged Ship" means at any relevant time a Ship, which is, at such time, subject to a Mortgage and the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance and, in the plural, means both Ships;
"NASDAQ" means the National Association of Securities Dealers Automated Quotation;
"Nomination Date" means the Banking Day which is two (2) Banking Days prior to the commencement of an Interest Period;
"Notice of Drawdown" means the written notice pursuant to Clause 5.01.04 substantially in the form set out in Schedule 1 hereto (or in any other form which the Lender may require);
"Original Jurisdiction" means, in relation to a Security Party, the jurisdiction under whose laws that Security party is incorporated as at the date of this Agreement;
"Owner" means in relation to the Eirini Ship, the Eirini Borrower and in relation to the Eleni Ship, the Eleni Borrower and, in the plural, means both of them;
"Party" means a party to this Agreement;
"Permitted Liens" means any supplier's, carrier's, seamen's, workman's or similar lien arising in the ordinary course of business automatically by statute or by operation of law and not by way of contract in respect of amounts not yet due and payable but excluding any lien arising from any default or omission of the Security Parties or any of them;
"Potential Event of Default" means any event, which with the giving of notice or passage of time or the combination of both or the fulfilment of any other condition may become an Event of Default;
"Proceeds" means the proceeds paid under the terms of this Agreement and the other Finance Documents (including but not limited to the proceeds of any sale of a Ship, the Earnings and the Insurances), the proceeds from the enforcement of any of the Finance Documents, and following an Event of Default which is continuing any moneys to the credit of the Earnings Account and the Retention Account or either of them;

"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
"Protection and Indemnity Risks" means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;
"Related Fund" means, in relation to a fund (the "first fund"), a fund which is managed or advised by the same investment manager or investment adviser as the first fund, or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate (as such term is defined in Clause 31) of the investment manager or investment adviser of the first fund.
"Relevant Jurisdiction" means, in relation to a Security Party:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to or intended to be subject to a Finance Document to be executed by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Finance Documents entered by it;
"Relevant Ship" means all Fleet Vessels, (including without limitation the Ships), and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to the Borrowers, the Manager or any other member of the Group;
"Repayment Dates" means, collectively (i) the date falling three (3) months from the Drawdown Date and (ii) each of the eighteen (18) dates falling at consecutive three monthly intervals thereafter and (iii) the twentieth (20th) date falling two (2) months after the immediately preceeding (nineteenth) Repayment Date; provided that if any such day is not a Banking Day the relevant Repayment Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Repayment Date shall be the immediately preceding Banking Day;
"Repayment Installments" means, in respect of the Facility, collectively the Repayment Installments referred to in Clause 11.01(a) and in the singular means any one of them;
"Requisition Compensation" means all compensation payable by reason of any Compulsory Acquisition of the Ship;
"Retention Account" means an account to be opened in the name of the Borrowers pursuant to Clause 27 where monies shall be deposited in accordance with Clause 27, such account to include any substitute account or revised account or revised designation or number whatsoever and any deposit account to which monies from such account may from time to time be paid on a time deposit basis;
"Retention Account Charge" means the assignment, pledge and charge to be granted by the Borrowers to the Lender on the Retention Account in form and substance satisfactory to the Lender, as the same may from time to time be amended, varied or supplemented;
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the forgoing):
(a)	imposed by any law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America,

whether or not any Security Party or any other member of the Group is legally bound to comply with the forgoing; or
(b)
otherwise imposed by any law or regulation by which any Security Party, or any other member of the Group, is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party or any other member of the Group;

"Screen Rate" means in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrowers.
"Security Documents" means collectively the Mortgages, the General Assignments, the Account Charges, the Manager's Undertakings, the Master Agreement Assignment, the Guarantee and any other agreement or document that may be executed at any time by any Security Party or any other person as security for all or any part of the Indebtedness, as each of them may from time to time be amended, varied or supplemented and in the singular means any of them;
"Security Parties" means each party to the Finance Documents (other than the Lender) and in the singular means any of them;
"Security Period" means the period during which the Finance Documents or any of them remain in effect and ending when the Indebtedness is paid in full to the satisfaction of the Lender;
"Security Requirement" means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lender) which is at least equal to:
(i)
if the Master Agreement is utilized and for as long as it is utilized, One hundred Twenty Five per cent (125%) of the aggregate amount of the Facility and the Maximum Permitted Swap Exposure at any relevant time; or

(ii)	if the Master Agreement is not utilized, One hundred Thirty per cent (130%) of the Facility at any relevant time;
PROVIDED HOWEVER that for as long as the Holding by the Approved Shareholders in the Guarantor falls below twenty per cent (20%) but remains above ten per cent (10%), the Security Requirement will, at all times, (unless the Lender provides its prior written consent permitting otherwise) be an amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lender) equal to Two hundred per cent (200%) of the aggregate amount of (i) the Facility and (ii) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure;
"Security Value" means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lender) which is, at any relevant time, the aggregate of (a) the Market Value of the Ships as most recently determined in accordance with Clause 22.26 and (b) the market value of any additional security for the time being provided to the Lender;
"Ships" means collectively the Eirini Ship and the Eleni Ship and, in the singular, means either of them;

"Subject Documents" means all of the Finance Documents, and the Management Agreements (none to be amended, varied, supplemented or modified without the consent of the Lender) and together with (a) any other instrument, document or memorandum, scheduled to any of the documents referred to above, and (b) any notice, consent or acknowledgement referred to in or required pursuant to any of the documents referred to above and (c) any document, instrument or memorandum which secures any of the obligations of the Borrowers under any of the Finance Documents or under any other Subject Document;
"Substantial Owners" has the meaning defined under local or foreign tax laws, regulatory guidance or intergovernmental cooperation agreements.
"Subsidiary" of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive is more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;
"Swap Exposure" means, at any relevant date, the amount certified by the Lender (whose certificate shall in the absence of manifest error be conclusive and binding on the Borrowers and the Lender) to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Lender, under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and the Lender;
"Tax Authority" means any local or foreign regulatory or tax authority.
"Taxes" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and "Tax" and "Taxation" shall be construed accordingly;
"Termination Date" means the 30th June 2014 or such later date as the Lender may approve in writing;
"Total Assets" means at any relevant time the total assets (excluding cash and cash equivalents) of the Group as stated in the most recent combined Accounting Information of the Group;
"Total Liabilities" means at any relevant time the total liabilities of the Group as stated in the most recent combined Accounting Information of the Group;
"Total Loss" means in relation to a Ship:
(a)	the actual or constructive or compromised or arranged or agreed total loss of a Ship; or
(b)          the Compulsory Acquisition of a Ship; or
(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to the Compulsory Acquisition of a Ship) by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity unless such Ship be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or such lesser period provided in the War Risks Insurances;

"Transaction" has the meaning ascribed to it in the Master Agreement.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;
"US GAAP" means generally accepted accounting principles adopted in the United States;
"US Tax Obligor" means (i) a Security Party which is resident for tax purposes in the United States of America; or (ii) a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;
"VAT" means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.
"War Risks" includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 22 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).
2.02	In this Agreement clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.
2.03	In this Agreement unless the context otherwise requires:
2.03.01	words importing the singular number shall include the plural and vice versa;
2.03.02	any reference to a document or instrument is a reference to that document or instrument as the same may have been, or may from time to time be amended or supplemented;
2.03.03
the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, administrative receiver, manager or administrator of or in relation to a company or corporation or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities;

2.03.04	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;
2.03.05
a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision; and

2.03.06
"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly; and

2.03.07	the words "herein", "hereto" and "hereunder" refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used.

3	THE FACILITY – AVAILABILITY – JOINT AND SEVERAL LIABILITY
3.01	The Lender hereby agrees to
3.01.01	make available to the Borrowers, subject to the terms and the conditions hereof, the Facility in an amount equal to the lesser of:
3.01.01.1	Sixteen million Five hundred thousand Dollars ($16,500,000) and
3.01.01.2	fifty per cent (50%) of the aggregate Market Value of the Ships on the Drawdown Date (determined pursuant to Clause 22.26) and
3.01.01.3
the aggregate of (a) sixty per cent (60%) of the Market Value of the Eirini Ship on the Drawdown Date (determined pursuant to Clause 22.26) and (b) thirty per cent (30%) of the Market Value of the Eleni Ship on the Drawdown Date (determined pursuant to Clause 22.26), in one (1) advance, for the purpose of assisting the Borrowers with their working capital requirements.
          and
3.01.02	to enter into Designated Transactions with the Borrowers.
3.02	The Borrowers undertake to apply the proceeds of the Facility for the purpose stated herein; the Lender shall be entitled (but not obliged) to monitor the application of such proceeds.
3.03
Subject as herein provided, the Facility is available to be drawn by the Borrowers only during the Availability Period. The Facility or any part thereof which remains undrawn at the close of business in Piraeus on the expiration of the Availability Period shall be automatically cancelled.

3.04
All the liabilities and obligations of the Borrowers under this Agreement and/or the Master Agreement shall, whether expressed to be so or not, be joint and several so that either Borrower shall be jointly and severally responsible with the other Borrower for all liabilities and obligations of the Borrowers under this Agreement and/or the Master Agreement and so that such liabilities and obligations shall not be impaired by:

3.04.01
any failure of this Agreement and/or the Master Agreement to be legal, valid, binding and enforceable in relation to either Borrower whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

3.04.02	any giving of time, forbearance, indulgence, waiver or discharge in relation to either Borrower or to any other Security Party; or
3.04.03	any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of either Borrower.
3.05
Either Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and/or the Master Agreement and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower hereunder.

3.06
Until all sums owing to the Lender by the Borrowers under this Agreement and the other Finance Documents have been paid in full neither Borrower (hereinafter called a "Creditor Borrower") will, without the prior written consent of the Lender, ask, demand, sue for, take or receive from the other Borrower or any other Security Party or any other member of the Group (hereinafter called a "Debtor Borrower") by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever (such sums being hereinafter called the "Subordinated Liabilities") so long as any Senior Liabilities are outstanding to the Lender (for which purpose "Senior Liabilities" shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or either of them) pursuant to the Finance Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).
4	HEDGING STRATEGY
4.01	The Borrowers acknowledge the significance of addressing the interest rate risk inherent in this Agreement in cooperation with the Lender. Along these lines:
4.01.01	the Borrowers undertake to establish, together with the Lender, mechanisms to monitor the interest rate exposure and evaluate available hedge strategies;
4.01.02	the Borrowers invite the Lender to provide on a regular basis hedging ideas and products; and
4.01.03
the Borrowers undertake that they may enter into a Designated Transaction so as to limit their exposure under this Agreement to interest rate fluctuations on terms and conditions mutually agreed between the Borrowers and the Lender.

4.02	Any Designated Transaction shall be entered into on the basis of the Master Agreement and pursuant to the strategy set out herein and shall be concluded with the Lender.
4.03	No Designated Transaction may be entered into by the Borrowers:
4.03.01
if there is a Material Adverse Effect in relation to any one or more of the Security Parties or any other member of the Group and/or if any other Event of Default or a Potential Event of Default occurs;

4.03.02	for a period longer than five (5) years, commencing from the Drawdown Date;
4.03.03
for an amount less than or equal to the whole amount of the Facility, as reducing from time to time thereafter pursuant to Clause 11.01 so that the notional principal amount of the continuing Designated Transactions does not (taking into account the scheduled amortisation) exceed at any relevant time the amount of the Facility as reducing from time to time thereafter pursuant to Clause 11.01;

4.03.04	if the Lender determines that at the relevant time the Swap Exposure exceeds, or might exceed as a result thereof, the Maximum Permitted Swap Exposure;
4.04
Notwithstanding any provision of this Agreement and/or the Master Agreement to the contrary, if for any reason a Designated Transaction has been entered into but the Facility is not drawn under this Agreement then, subject to clause 4.05, the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine.

4.05
If a Designated Transaction has been entered into but the Facility is not drawn down under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction, the Borrowers shall, within fifteen (15) days of being notified by the Lender of such requirement in writing, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Lender in its absolute discretion may approve or require.
4.06
The Borrowers shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 4.04 and 4.05.

4.07
Without prejudice to or limitation of the obligations of the Borrowers under Clause 4.06, in the event that the Lender exercises any of its rights under Clauses 4.04 or 4.05 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

4.08
In the event that the Lender fails to enter into a Designated Transaction with the Borrowers, the Lender shall not be liable to the Borrowers to enter into such Designated Transaction nor to compensate the Borrowers for such failure.

5	NOTICE OF DRAWDOWN
5.01	Subject to:
5.01.01
the receipt by the Lender of the documents and satisfaction of the other conditions specified in Clauses 19.01 and 19.02 in form and substance satisfactory to the Lender and its legal advisers on or before the Drawdown Date; and

5.01.02	no Event of Default or a Potential Event of Default having occurred; and
5.01.03	the representations and warranties set out in Clause 17 (updated mutatis mutandis to the Drawdown Date) being true and/or correct; and
5.01.04
the receipt by the Lender of the Notice of Drawdown in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) two (2) Banking Days prior to the Drawdown Date setting out, inter alia, the date of the proposed Drawdown, the Facility shall be made available to the Borrowers in accordance with and on the terms and conditions of this Agreement.
5.02	The Notice of Drawdown shall be irrevocable and the Borrowers shall be bound to borrow in accordance with such notice.
5.03	On the payment of the Facility the Borrowers shall sign an Acknowledgement in the form set out in Schedule 2 hereto.
5.04
If the Borrowers give the Notice of Drawdown pursuant to Clause 5.01.04 and the Lender makes arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund the Facility or any part thereof and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Lender against any damages, losses or expenses which the Lender may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with such Notice of Drawdown.

6	INTEREST PERIODS
6.01
Subject as provided in Clause 6.02, the Interest Periods applicable to the Facility shall (subject to market availability) be periods of a duration of three (3) or six (6) or twelve (12) months (or such other periods as the Lender and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the relevant Nomination Date;

6.02	Notwithstanding the provisions of Clause 6.01:
6.02.01
the initial Interest Period in respect of the Facility shall commence on the Drawdown Date and shall end on the expiry date thereof and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period in respect thereof;

6.02.02
if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event that Interest Period shall end upon the immediately preceding Banking Day;

6.02.03
if any Interest Period commences on the last Banking Day in a calendar month or if there is no numerically corresponding day in the month in which that Interest Period ends, that Interest Period shall end on the last Banking Day in that later month;

6.02.04
where any Repayment Date occurs other than at the end of an Interest Period there shall in respect of that part of the Facility equivalent to the amount of the Repayment Instalment falling due on such Repayment Date be a separate Interest Period expiring on such Repayment Date and the Interest Rate relating to such part shall be fixed separately;

6.02.05	no Interest Period shall extend beyond the final Repayment Date;
6.02.06
if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Lender in its sole discretion may select; and

6.02.07	save as provided in Clause 6.02.04, the Borrowers shall not select more than one Interest Periods at any one time.
7	INTEREST
7.01
Subject to the terms of this Agreement the Borrowers shall pay to the Lender interest in respect of the Facility (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of each Interest Period; provided that if any Interest Period is of a duration longer than three (3) months, accrued interest in respect of the Facility (or the relevant part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

7.02	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.
7.03
The Lender will calculate and determine the Interest Rate applicable for the Facility, each determination being promptly notified by the Lender to the Borrowers at the beginning of each Interest Period in respect thereof. The Lender's certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrowers and the other Security Parties.

8	DEFAULT INTEREST
8.01
In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or any one or more of the other Finance Documents (unless otherwise specifically provided in any Finance Document) and irrespective of any notice by the Lender or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the rate per annum which is the aggregate of (a) Two per cent (2%) and (b) the Applicable Margin and (c) the rate at which the Lender in accordance with its normal practice is offered deposits in Dollars in the London Interbank Market for such period as the Lender may select at or about 11.00 a.m. (London time) on the Banking Day immediately following that on which the Lender becomes aware of such failure and (d) any Mandatory Cost and, so long as such failure continues, such rate shall be recalculated on the same basis thereafter.
8.02
Any interest which shall have accrued under Clause 7.04 in respect of an unpaid amount shall be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount and shall be due and payable at the end of the period by reference to which it is calculated or such other date or dates as the Lender may specify by written notice to the Borrowers.

8.03	Clauses 7.02 and 7.03 shall apply to the calculation of interest on amounts in default.
9	SUBSTITUTE BASIS
9.01	If the Lender determines (which determination – in the absence of manifest error – shall be conclusive) that:
9.01.01
at 11.00 a.m. (London time) on any Interest Determination Date the Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.01.02	LIBOR would not adequately reflect the cost to the Lender of making, funding or maintaining the Facility or any part thereof for the duration of the next succeeding Interest Period; or
9.01.03	by reason of circumstances affecting the London Interbank Market such deposits are not available to the Lender in such market; or
9.01.04	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or
9.01.05	Dollars will or may not continue to be freely transferable;
then, and in any such case the Lender shall give a written notice of any such event to the Borrowers and in case any of the above occurs on the Interest Determination Date prior to the Drawdown Date the Borrowers' right to borrow the Facility or any part thereof shall be suspended during the continuation of such circumstances.
9.02
If, however, any of the events described in Clause 9.01 occurs on any other Interest Determination Date relative to the Facility or any part thereof, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to the Facility or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Applicable Margin, any Mandatory Cost and the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of the Facility during such Interest Period(s).

9.03
During such Interest Period(s) the Borrowers and the Lender shall negotiate in good faith in order to agree an Interest Rate or Interest Rates and Interest Period or Interest Periods satisfactory to the Borrowers and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrowers and the Lender are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrowers shall repay the Facility together with accrued interest thereon at the Interest Rate set out above, together with all other amounts due under this Agreement relative to the Facility, on the last day of such Interest Period.

10	PREPAYMENT
10.01
Unless an Event of Default has occurred (whereupon the provisions of Clause 12.01 shall apply), the Borrowers shall be obliged to prepay the "relevant proportion" of the Facility in the case of sale of a Ship (with the Lender' prior written consent) or a Ship becoming a Total Loss or being refinanced or the Mortgage on that Ship being discharged pursuant to sub-Clause 10.01.03:

10.01.01	in the case of a sale, on or before the date on which such sale is completed by delivery of that Ship to her buyer; or
10.01.02
in the case of a Total Loss, on the earlier of (i) the date falling one hundred eighty (180) days after the date of occurrence of such Total Loss and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; or

10.01.03
in the case the Mortgage on a Ship is discharged (other than in the circumstances referred to in paragraph 10.01.01 above and where the Borrowers and the other Security Parties have discharged all their obligations, whether actual or contingent, under this Agreement and the other Finance Documents), on or before the date on which the relevant Mortgage is discharged.

and in this Clause 10.01 "relevant proportion" means, without prejudice to the provisions of  Clause 23, an amount that would reduce the Indebtedness to (a) sixty per cent (60%) of Market Value of the Eirini Ship in case of sale or Total Loss or discharge of the Mortgage of the Eleni Ship or (b) thirty per cent (30%) of the Market Value of the Eleni Ship in case of sale or Total Loss or discharge of the Mortgage of the Eirini Ship.
Provided however that if, at any time, only one Ship is subject to a Mortgage and that Ship is sold or becomes a Total Loss or the Mortgage on that Ship is discharged, the term "relevant proportion" shall be construed to mean an amount which is sufficient to repay the Indebtedness in full.
10.02	For the purposes of Clause 10.01.02 a Total Loss shall be deemed to have occurred
10.02.01	in the case of an actual total loss of a Ship on the actual date and at the time that Ship was lost or if such date is not known, on the date on which that Ship was last reported;
10.02.02
in the case of a constructive total loss of a Ship upon the date and at the time notice of abandonment of that Ship is given to the Insurers of that Ship for the time being (provided a claim for such total loss is admitted by such Insurers) or, if such Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner thereof to the Insurers of that Ship, on the date and at a time on which the incident, which may result in that Ship, being subsequently determined to be a constructive total loss, has occurred;

10.02.03
in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of that Ship;

10.02.04	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and
10.02.05
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of a Ship by any Government Entity, or by persons purporting to act on behalf of any Government Entity), which deprives the Owner thereof of the use of that Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

10.03
In case the Holding by the Approved Shareholders in the Guarantor falls below ten per cent (10%) without the prior written consent of the Lender, the Borrowers shall be obliged to prepay the Indebtedness in full to the full satisfaction of the Lender, within thirty (30) Banking Days from the Lender's written notice to the Borrowers to that effect.

10.04
On giving not less than fifteen (15) days' prior written notice to the Lender the Borrowers may prepay all or any part of the Facility (but if in part the amount to be prepaid shall be equal to one Repayment Instalment or a multiple thereof) at the end of the then current Interest Period without any premium of penalty. The Borrowers shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility and if they fail to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrowers shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

10.05	Prepayments under Clause 10.04 shall be applied on a pro rata basis on the then outstanding Repayment Instalments and the Balloon Payments.
10.06
Save as otherwise herein expressly provided, any prepayment of the Facility made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid, be made together with accrued interest thereon and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any Broken Funding Costs incurred or to be incurred by it as a result of such prepayment including any loss of the Applicable Margin up to the end of the then current Interest Period in respect of the whole amount of the Facility which is outstanding at the beginning of such Interest Period.

10.07	Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.
10.08	The Borrowers may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.
10.09
On or prior to any prepayment of the Facility or any part thereof under this Clause 10 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions as applicable so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Facility as reducing from time to time thereafter pursuant to Clause 11.01.

10.10
Without prejudice to the foregoing, if less than the full amount of the Facility remains outstanding following a prepayment under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction in an amount not wholly matched with or linked to all or part of the Facility, the Borrowers shall, within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Lender in its absolute discretion may approve or require.

10.11
Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Facility (including, without limitation, following the occurrence of a Total Loss or upon a sale of a Ship or the discharge of a Mortgage in accordance with Clauses 10.01 (Mandatory Prepayment) or under Clauses 9 (Substitute Basis), 16 (Change of Circumstances) or 23 (Security Margin)) then, subject to Clause 10.10, the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement and/or to obtain or re‑establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine and both the Lender's and the Borrowers' continuing obligations under any Designated Transaction and/or the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers it practicable by reference to the amended repayment schedule for the Facility taking into account the fact that less than the full amount of the Facility remains outstanding.
10.12
The Borrowers shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 10.10 and 10.11.

10.13
Without prejudice to or limitation of the obligations of the Borrowers under Clause 10.12, in the event that the Lender exercises any of its rights under Clauses 10.10 and 10.11 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

11	REPAYMENT
11.01	The Borrowers shall repay the Facility by:
a)          twenty (20) consecutive Repayment Instalments, each such Repayment Instalment being in the amount of Three hundred Seventy Five thousand Dollars ($375,000), the first such Repayment Instalment being due and payable on the date falling three (3) months from the Drawdown Date and each of the succeeding eighteen (18) such Repayment Instalments, on the eighteen (18) Repayment Dates falling at consecutive three monthly intervals thereafter and the twentieth (20th) Repayment Instalment falling due two (2) months after the immediately preceeding (nineteenth) Repayment Date on the twentieth and final Repayment Date;
and
b)          the Balloon Payment payable together with the twentieth (20th) Repayment Instalment referred to in sub-paragraph (a) above on the twentieth (20th) and final Repayment Date;
Provided however, that if the amount of the Facility actually drawn is less than Dollars Sixteen million Five hundred thousand ($16,500,000) then the Balloon Payment and the Repayment Instalments shall be reduced pro rata by the undrawn amount or in any other manner determined by the Parties.
11.02	Each Repayment Instalment and the Balloon Payment shall be paid in Dollars.
11.03	Any amounts repaid or prepaid under this Agreement may not be re-borrowed.
11.04
On or prior to any repayment of the Facility or any part thereof under this Clause 11, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions as applicable so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Facility as reducing from time to time thereafter pursuant to Clause 11.01.

11.05	Without prejudice to the provisions of the foregoing Clause 11.04, Clauses 10.10, 10.11, 10.12 and 10.13 will also apply on the repayment of the Facility or any part thereof under this Clause 11.

12	APPLICATION
12.01
All Proceeds received by the Lender under or pursuant to any one or more of the Finance Documents and expressed to be applicable in accordance with the provisions of this Clause 12 shall be held by the Lender, to be applied in the following manner:

12.01.01	first, in or towards payment of all sums other than principal of or interest on the Facility which may be owing to the Lender under this Agreement and the other Finance Documents or any of them;
12.01.02	second, in or towards payment of any default interest and/or overdue principal payments payable to the Lender under the Finance Documents;
12.01.03	third, in or towards payment to the Lender of any interest owing in respect of the Facility or any part thereof;
12.01.04	fourth, in or towards payment to the Lender of principal owing in respect of the Facility;
12.01.05
fifth, in or towards payment to the Lender of any amount due to it in accordance with the provisions of Clause 15 (Tax Gross up and Indemnities) and Clause 29 (Indemnity) by reason of any such payment in respect of the Facility not being effected on the last day of an Interest Period in respect of the total amount of the Facility;

12.01.06
sixth, in or towards payment of any amounts then payable to the Lender under the Master Agreement and the other Finance Documents including without limitation any net amount which the Borrowers shall have become liable to pay or deliver under section 2 (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 12, or any part thereof;

12.01.07
seventh at any time on or after the occurrence of an Event of Default in retention of a sum equal to the total of any and all other amounts (as calculated by the Lender) which although not then due to the Lender under any one or more of this Agreement and the other Finance Documents will become so due to the Lender, such sums thereafter to be applied by the Lender from time to time in accordance with this Clause 12; and

12.01.08	eighth, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.
12.02
If any Proceeds recovered by the Lender have to be repaid by the Lender on the ground of unfair or fraudulent preference or on any other ground, the Lender shall have the same rights hereunder and/or under the other Finance Documents against the Borrowers as if such amounts had never been applied in payment of the Indebtedness.

12.03
The Borrowers hereby undertake to ensure that, throughout the Security Period all payments by the Lender to the Borrowers under each Designated Transaction are paid to the account Nr. 001-018712 036 opened with the Piraeus branch of the Lender in the name of the Borrowers.

13	EVIDENCE OF DEBT
13.01	The Lender shall maintain in accordance with its usual practice one or more Loan Accounts in the name of the Borrowers evidencing the Indebtedness.
13.02
In any legal action or proceedings arising out of or in connection with this Agreement and/or the other Finance Documents the entries made in the Loan Account(s) maintained pursuant to Clause 13.01 or a certificate signed by one authorized officer of the Lender shall be conclusive evidence (save in the case of manifest error) of the existence and amounts of the liabilities of the Borrowers therein recorded.

14	PAYMENTS
14.01
All amounts payable under this Agreement and/or the other Finance Documents by the Borrowers, including amounts payable under this Clause 14, shall be paid in full to the Lender without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

14.02
In the event the Borrowers are required by law to make any such deduction or withholding from any payment hereunder then the Borrowers shall, within a period of not more than seven (7) Banking Days therefrom, pay to the Lender such additional amount as will result in the receipt by the Lender of the full amount which would have been received hereunder had no such deduction or withholding been made, but if the Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrowers and if the Lender in its reasonable determination actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the Lender such amounts (which shall be conclusively certified – in the absence of manifest error – by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such deduction; the Borrowers shall promptly forward to the Lender any official receipt of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 14.02 then the Indebtedness shall be repayable by the Borrowers to the Lender on demand.

14.03
All payments to be made by the Borrowers under this Agreement and/or the other Finance Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11.00 a.m. London time on the date upon which the relevant payment is due to the Lender at such account as the Lender may from time to time nominate by written notice to the Borrowers.

14.04
The Borrowers undertake to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the other Finance Documents and such judgment or order being expressed in a currency other than the currency in which the payment was due under this Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

15	TAX GROSS UP AND INDEMNITIES
Without prejudice to the generality of Clause 14.02 and Clause 33:
15.01	For the purposes of this Clause the following terms will have the meaning ascribed to them herein:
"Protected Party" means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by a Security Party to the Lender under Clause 15.02 (Tax gross-up) or a payment by a Borrower under Clause 15.03 (Tax indemnity).
15.02
The Borrowers shall (and shall procure that each other Security Party shall) make all payments to be made by them without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

15.02.01
the Borrowers shall, promptly upon becoming aware, that either of them or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

Similarly, the Lender shall notify the Borrowers on becoming so aware in respect of a payment payable to the Lender;
15.02.02
if a Tax Deduction is required by law to be made by the Borrowers or either of them or any other Security Party, the amount of the payment due from the Borrowers or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

15.02.03
if the Borrowers or either of them or any other Security Party is required to make a Tax Deduction, the Borrowers shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

15.02.04
within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrowers shall (and shall procure that such other Security Party shall) deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

15.03	Tax indemnity
15.03.01
The Borrowers shall (within three Banking Days of the written demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

15.03.02	Clause 15.03.01 shall not apply:
(a)	with respect to any Tax assessed on the Lender:
(i) under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(ii) under the law of the jurisdiction in which the Facility office of the Lender is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)
to the extent a loss, liability or cost (i) is compensated for by an increased payment under Clause 15.02 (Tax gross-up), or Clause 15.07 (FATCA Deduction and gross-up by a Security Party) or Clause 15.08 (FATCA Deduction by the Lender);

The Lender making, or intending to make, a claim under paragraph (a) above shall promptly notify the Borrowers in writing of the event which will give, or has given, rise to the claim.
15.04	Tax Credit
15.04.01	If a Security Party makes a Tax Payment and the Lender determines that:
15.04.01.1a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
15.04.01.2	the Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to that Security Party which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Security Party.
15.05	VAT
15.05.01
All amounts expressed to be payable under a Finance Document by any Security Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Security Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Security Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Borrowers).

15.05.02
Where a Finance Document requires any Security Party to reimburse or indemnify the Lender for any cost or expense, that Security Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

15.05.03
Any reference in this Clause 15.05 to any Security Party shall, at any time when such Security Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

15.05.04
In relation to any supply made by the Lender to any Security Party under a Finance Document, if reasonably requested by the Lender, that Security Party must promptly provide the Lender with details of that Security Party's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

15.06	FATCA information
15.06.01	Subject to Clause 15.06.03, each Party shall, within ten Banking Days of a reasonable request by another Party:
(a)          confirm to that other Party whether it is: (i) a FATCA Exempt Party; or (ii) not a FATCA Exempt Party; and

(b)          supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.
15.06.02
If a Party confirms to another Party pursuant to Clause 15.06.01 (a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

15.06.03	Clause 15.06.01 shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:
a. any law or regulation;
b. any fiduciary duty;
c. any duty of confidentiality; or
d. any policy of the Lender.
15.06.04
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 15.06.01 (including, for the avoidance of doubt, where Clause 15.06.03 applies), then:

15.06.04.1	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
15.06.04.2
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
15.07	FATCA Deduction and gross-up by a Security Party
15.07.01
If a Security Party is required to make a FATCA Deduction, that Security Party shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

15.07.02
If a FATCA Deduction is required to be made by a Security Party, the amount of the payment due from that Security Party shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

15.07.03
The Borrowers shall promptly upon becoming aware that a Security Party must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrowers and that Security Party in writing.

15.07.04
Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Security Party making that FATCA Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

15.08	FATCA Deduction by the Lender
15.08.01
The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.  The Lender shall notify the Borrowers accordingly.

15.08.02
The Borrowers shall (within three Banking Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by the Lender as a result of making a FATCA Deduction in respect of a payment due to it under a Finance Document.

15.08.03	The Lender making, or intending to make, a claim under paragraph 15.08.02 above shall promptly notify in writing the Borrowers of the FATCA Deduction.
16	CHANGE OF CIRCUMSTANCES
16.01	If:
16.01.01	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:
16.01.01.1	subjects the Lender to any Tax with respect to payments of principal of or interest on the Facility or any other amount payable hereunder; or
16.01.01.2
changes the basis of Taxation of payments to the Lender of principal of or interest on the Facility or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of the Lender); or

16.01.01.3
imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by the Lender; or

16.01.01.4	imposes on the Lender any other condition affecting this Agreement, the Facility or its funding; or
16.01.02
the Lender complies with any request, law, regulation (including any which relates to capital adequacy or liquidity control or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement [including without limitation, those resulting from (a) the implementation or application of or compliance with the "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, as amended, supplemented or restated, and (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement -Rules text" published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"] or directive from any applicable fiscal or monetary authority (whether or not having the force of law) and as a result of any of the foregoing either directly or indirectly;

16.01.03	the cost to the Lender of making, funding or maintaining the Facility is increased; or
16.01.04	the amount of principal, interest or other amount payable to the Lender or the effective return to the Lender hereunder is reduced; or

16.01.05	the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount receivable by it from the Borrowers hereunder, then and in each such case upon demand from time to time the Borrowers shall pay to the Lender such amount as shall compensate the Lender for such increased cost, reduction, payment or foregone interest or other return. If the Lender is entitled to make a claim pursuant to this Clause it shall notify the Borrowers of the event by reason of which it is so entitled and shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.
On receipt of such certificate the Borrowers shall have the option to prepay within ninety (90) days the Facility together with all interest accrued thereon and all costs and other amounts (including amounts payable as referred to above and any Broken Funding Costs) payable to the Lender hereunder. If the Borrowers decides to exercise such option it shall give written notice to the Lender and prepay the amount due to the Lender within ninety (90) days of the receipt of the certificate referred to above in accordance with the provisions of this Agreement. The Lender's duties and liabilities hereunder shall be cancelled on the giving of such notice.
16.02
Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facility or any part thereof, the Lender may by written notice thereof to the Borrowers declare that the Lender's duty to provide the Borrowers with the Facility shall be terminated forthwith whereupon the Borrowers shall prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all other amounts payable to the Lender hereunder including any Broken Funding Costs. The Lender's duties and liabilities hereunder shall be cancelled on the giving of such notice.

16.03
If any of the events referred to in Clause 16.01or Clause 16.02 shall occur, but without prejudice to the liability of the Borrowers to prepay the Facility, the Borrowers and the Lender shall negotiate in good faith with a view to agreeing terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources or otherwise restructuring the Facility on a basis which is not unlawful.

17	REPRESENTATIONS AND WARRANTIES
17.01
The Borrowers hereby jointly and severally represent and warrant to the Lender that the following matters are true at the time of this Agreement and warrant that they shall remain true until full payment of all amounts payable hereunder:

17.01.01
each Corporate Security Party is a company or corporation duly formed and validly existing under the laws of the country of its Original Jurisdiction and has the power and authority to own its respective assets and carry on business in each Relevant Jurisdiction and complies with all relevant legislation and laws and regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ) to the extend applicable to such Corporate Security Party;

17.01.02
either Borrower has the power to borrow hereunder and to enter into Designated Transactions and each Security Party has power to enter into this Agreement and the other Subject Documents to which it is a party and to perform and discharge its respective duties and liabilities hereunder and thereunder and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and the other Subject Documents to which is a party and the borrowing to be made hereunder;

17.01.03
the execution, delivery and performance of this Agreement and the other Subject Documents will not contravene or exceed the powers granted to each Security Party or by, or any provision of, any law or regulation (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ, as the case may be), in any

Relevant Jurisdiction of the Security Parties or any of them, any order or decree of any competent governmental agency or court of or in any Relevant Jurisdiction of the Security Parties or any of them, the certificates of incorporation, memoranda and articles of association of the Corporate Security Parties or any of them or any mortgage, deed, contract or agreement to which the Security Parties or any of them is/are a party and which is binding upon the Security Parties' assets and will not cause any Encumbrance (other than Permitted Liens) to arise over or attach to all or any part of any Security Party's revenues or assets nor require any Security Party to create any such Encumbrance otherwise than in favour of the Lender;
17.01.04
all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange control approvals) in any Relevant Jurisdiction of the Security Parties or any of them required to enable the Borrowers to borrow hereunder and the Borrowers and each of the other Security Parties lawfully to enter into and perform and discharge their respective duties and liabilities under this Agreement and the other Subject Documents, to which each is a party and to ensure that the duties and liabilities of each of the Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the other Subject Documents to which each is a party and to make this Agreement and the other Subject Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

17.01.05
this Agreement and the other Subject Documents constitute the legal, valid, binding and unconditional duties and liabilities of each Security Party as is a party thereto, enforceable against such Security Party in accordance with the terms thereof;

17.01.06
no Security Party has failed to pay when due any amount or to perform any duty under the provisions of any agreement to which it is a party or by which it may be bound relating to Financial Indebtedness in excess in aggregate of One million Dollars ($1,000,000) and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by such Security Party under any such agreement;

17.01.07
no litigation, arbitration, tax claim or administrative proceedings in any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Borrowers, threatened against any Security Party or any of its respective assets which might materially adversely affect such Security Party's ability to perform and discharge its respective duties and liabilities hereunder and under the other Subject Documents as is a party thereto;

17.01.08	the financial condition of the Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;
17.01.09	the information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any material detail;
17.01.10
except for the registration of each Mortgage at the appropriate Registry of ships, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or of any one or more of the other Subject Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United States or in the United Kingdom or in the Republic of the Marshall Islands or in the Republic of Liberia or in the Republic of Greece or in any Relevant Jurisdiction;

17.01.11
the Accounting Information provided by the Borrowers and/or the Guarantor to the Lender is complete and correct and presents fairly the position of the members of the Group therein stated and the results of the operations of the members of the Group therein stated ended on the relevant date, and have been prepared in accordance with the Applicable Accounting Principles and practices consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which such Accounting Information have been prepared and since that date there has been no adverse change in the financial condition of the business, assets or operation of the members of the Group therein stated or the Group taken as a whole (as the case may be);

17.01.12
all the obligations and liabilities of the Borrowers hereunder and of the other Security Parties under the other Subject Documents rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrowers or of the other Security Parties;

17.01.13
no Security Party is entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set off or counterclaim relating to this Agreement and the other Subject Documents to which it is a party or in connection with the enforcement of any judgment or order arising from such proceedings;

17.01.14
the Borrowers have not incurred any Financial Indebtedness, or authorised or accepted any capital commitments (other than that normally associated with the day-to-day operation of the Ships, where appropriate);

17.01.15
no Taxes are imposed by deduction withholding or otherwise or any other payment to be made by any Security Party under this Agreement and/or any other of the Subject Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Subject Documents or any document or instrument to be executed or delivered hereunder or thereunder and all relevant tax returns have been filed and/or will be filed when due;

17.01.16	None of the Security Parties is a FATCA FFI or a US Tax Obligor;
17.01.17	None of the Security Parties is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.
17.01.18	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Security Parties with respect to Taxes.
17.01.19	Each of the Security Parties (other than the Manager) is resident for Tax purposes only in its Original Jurisdiction and the Manager is resident for Tax purposes only in the Republic of Greece.
17.01.20
Each of the Security Parties and each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.01.21
It is not necessary under the laws of the Relevant Jurisdictions of any of the Security Parties (i) in order to enable the Lender to enforce its rights under any Finance Document; or (ii) by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Security Parties and the Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Security Parties by reason only of the    execution, performance and/or enforcement of any Finance Document.

17.01.22
Any borrowing by the Borrowers under this Agreement, and the performance of their respective obligations under this Agreement and under the other Finance Documents, will be for the Borrowers own account and will not involve any breach by either of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

17.01.23
the choice of law agreed to govern this Agreement and each other Subject Document and the submission to the jurisdiction of the courts agreed in each of the Subject Documents are or will be on execution of the respective Subject Documents valid and binding on the Borrowers and any other Security Party which is a party thereto;

17.01.24	the giving of the Guarantee pursuant to this Agreement by the Guarantor is to the commercial benefit of the Guarantor;
17.01.25	each Security Party and each member of the Group is in compliance, in all respects, with all Sanctions;
17.01.26
none of the Security Parties and/or the other members of the Group is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and it does not own or control a Prohibited Person; and

17.01.27
no proceeds of the Facility shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

17.02
The Borrowers hereby further represent and warrant to the Lender that on the Drawdown Date the following matters will be true and shall remain true in all material respects throughout the Security Period:

17.02.01	each Ship is duly registered in the name of the relevant Owner under a flag acceptable to the Lender;
17.02.02	each Ship is and will remain in the absolute and unencumbered ownership of the Owner thereof, save as contemplated by this Agreement and the other Finance Documents;
17.02.03	each Ship has and will maintain the highest class with the Classification Society free of all recommendations and qualifications of her Classification Society affecting class;
17.02.04	each Ship is and will be operationally seaworthy;
17.02.05	the Mortgage in respect of the relevant Ship has been duly recorded against such Ship as a valid first priority ship mortgage in favour of the Lender in accordance with the laws of her flag;
17.02.06
the Ships will comply with all relevant laws, regulations and requirements (statutory or otherwise) including without limitation all Sanctions, and the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation as are applicable to (i) ships registered under the laws of the flag each Ship is flying and (ii) engaged in the same or a similar service as each Ship is engaged;

17.02.07	the Ships will be under the management of the Manager under the terms of the relevant Management Agreement;
17.02.08	the Ships are insured in accordance with the provisions of this Agreement in respect of the Insurances;
17.02.09	the Borrowers and the Manager comply with the provisions of all Environmental Laws in respect of the Ships;
17.02.10	the Borrowers and the Manager have obtained all Environmental Approvals and are and shall be in compliance with all such Environmental Approvals in respect of the Ships;
17.02.11
neither the Borrowers nor the Manager have received notice of any Environmental Claim that alleges that either Borrower or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of a Ship;

17.02.12	there is no Environmental Claim pending against either Borrower and/or the Manager and/or a Ship;

17.02.13	no Environmental Incident has occurred which could or might give rise to any Environmental Claim against either Borrower and/or the Manager and/or a Ship;
17.03	The Borrowers further jointly and severally represent, warrant and confirm to each other Party of this Agreement that:
17.03.01	they enter into this Agreement for their own account and receive the Facility or any part thereof for their sole benefit; and
17.03.02
they will promptly inform the Lender (by written notice to the Lender) if they or either of them is not, or ceases to be, such beneficiary(ies) and will then set down in writing the name(s) and the address(es) of the relevant beneficiary(ies).

17.04
The representations and warranties of the Borrowers set out in Clauses 17.01 and 17.02 and 17.03 above shall survive the execution of this Agreement and shall be deemed to be repeated on the Drawdown Date and on each Repayment Date, on each Interest Payment Date and on the date of entering into each Designated Transaction with respect to the facts and circumstances existing at each such time as if made at such time.

18	SECURITIES
18.01	The Borrowers hereby agree that the Security Documents shall secure with first priority the due payment of the Indebtedness.
18.02	It is declared and agreed in relation to the security created by the Security Documents that:
18.02.01	it shall be held by the Lender as a continuing security for the payment of the Indebtedness; and
18.02.02	the security so created shall not be satisfied or discharged by intermediate payment or satisfaction of any part of the amount secured thereunder; and
18.02.03
the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lender for all or any part of the amounts thereby secured; and

18.02.04
every power and right given to the Lender hereunder and under the Master Agreement shall be in addition to and not in limitation of any and every other power or right of the Lender under the Security Documents and may be exercised from time to time in such order and as often as the Lender may consider appropriate.

19	CONDITIONS PRECEDENT
19.01
Notwithstanding the provisions of Clause 5, the agreement of the Lender to permit the drawdown of the Facility and/or the entering into any Designated Transaction is subject to the condition that the Lender shall have received not later than the Drawdown Date the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers:

19.01.01
a copy, certified as a true copy by the secretary of each Corporate Security Party of the resolutions of the shareholders of the Borrowers and resolutions of the directors of each of the Borrowers, the Guarantor and the Manager, authorising the transaction contemplated hereby, resolving the issuance of each respective power of attorney to be provided under Clause 19.01.02 and authorising a person or persons to sign or execute on their behalf this Agreement, the Notice of Drawdown, the Acknowledgement (as in the form of Schedule 2 hereof) and the other Finance Documents as each is a party thereto;

19.01.02	the originals of any power or powers of attorney granted pursuant to Clause 19.01.01;

19.01.03	certificates or other evidence satisfactory to the Lender, in its sole discretion of the existence and good standing of each Security Party;
19.01.04
certificate issued by the respective director or secretary of each Corporate Security Party specifying the Directors and Officers of each such Corporate Security Party (and of any corporate director, officer thereof), its authorized and issued share capital (and of any corporate shareholder thereof) and in respect of each Borrower, a certificate issued by a director or the secretary of each Borrower, specifying the shareholders thereof;

19.01.05	copies of the relevant constitutional documents of each Corporate Security Party, certified as true copies by the Borrowers' legal counsel;
19.01.06
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) by the Security Parties or any of them with respect to this Agreement and the other Finance Documents;

19.01.07	such documents or evidence relating to the ultimate beneficial ownership of each Borrower and any corporate shareholder(s) thereof in form and substance satisfactory to the Lender;
19.01.08
such documents or evidence relating to the verification of identity and knowledge of the Lender's customers and compliance to the full satisfaction of the Lender with all necessary "know your customer" and money laundering requirements (including but without limitation compliance to the full satisfaction of the Lender with any requirements in relation to the shares of the Borrowers and the Manager and any corporate shareholder(s) thereof), as the Lender may in its absolute discretion require;

19.01.09
evidence that the Earnings Accounts have been duly opened by each Borrower, as appropriate and all mandate forms, signature cards and authorities have been duly delivered and that each Earnings Account is free of all liens or charges;

19.01.10	payment of the fees in accordance with Clause 26;
19.01.11	evidence that the Borrowers have complied with their obligations under Clause 20.38;
19.01.12
evidence that each Ship is duly registered in the ownership of her relevant Owner at the relevant ships' Registry acceptable by the Lender, free of any Encumbrances otherwise than as contemplated herein;

19.01.13	(if required by the Lender) a charter free market valuation of the Ships on the basis specified in Clause 22.26;
19.01.14	evidence that each Ship is insured in accordance with the provisions of this Agreement;
19.01.15	evidence that each Ship is classed at the highest classification status with the Classification Society free of recommendations or other conditions or notations affecting her class;
19.01.16
certified copies of the classification and international safety and trading certificates issued by the Classification Society of each Ship and each other competent authority (as the case may be) free of recommendations or other conditions affecting her class;

19.01.17	copies of the ISM Code Documentation and the ISPS Code Documentation in relation to each Ship, each Borrower and the Manager;
19.01.18	the Mortgage on each Ship duly executed by the Owner thereof, legalised as appropriate and registered at the appropriate Shipping Registry;

19.01.19	the Master Agreement and the Master Agreement Assignment duly executed by the Borrowers;
19.01.20	the relevant General Assignment and Earnings Account Charge duly executed by each Borrower;
19.01.21	notices of assignment of the Insurances in respect of each Ship duly signed by each Owner thereof;
19.01.22	notices of assignment of the Earnings in respect of each Ship duly signed by each Owner thereof;
19.01.23	the Manager's Undertaking in respect of each Ship together with notices of assignment of the right, title and benefit of the Manager to the Insurances of the Ships, duly executed, as appropriate;
19.01.24	the Guarantee duly executed by the Guarantor;
19.01.25	certified copy of the Management Agreements;
19.01.26
evidence that an amount of Nine thousand Euros (€9,000), plus disbursements and VAT thereon has been paid to the Messrs V&P Law Firm in connection with the preparation of this Agreement and the other Finance Documents, or irrevocable written mandates to the Lender to make those payments forthwith by debiting any account of the Borrowers held with the Lender;

19.01.27	a letter from the agents referred to in Clauses 41.04 and 41.05 addressed to the Lender confirming acceptance of their appointment as agents for service of process;
19.01.28
the opinion letters from counsels appointed and/or acceptable to the Lender as well as opinion letters from the Security Parties' legal counsel in relation to this Agreement and the other Finance Documents in form and substance satisfactory to the Lender; and

19.01.29	such further documents and evidence as the Lender may hereafter request.
19.02	The obligation of the Lender to advance the Facility or any part thereof is further subject to the following conditions:
19.02.01	That both at the date of the Notice of Drawdown and on the Drawdown Date:
(i)          no Event of Default or Potential Event of Default has occurred or might result from making the Facility available; and
(ii)          the representations and warranties of the Borrowers set out in Clause 17 as well as the representations and warranties of the Borrowers and of the other Security Parties (other than the Lender) set out to the other Finance Documents are true and accurate in all material respects as of each such date, as if made on each such date with reference to the facts then subsisting; and
(iii)          there is not a Material Adverse Effect in relation to any one or more of the Security Parties or any other member of the Group;
(ii)          that none of the circumstances specified in Clause 16 has occurred and is continuing; and
19.02.02
That if the test set out in Clause 23 was applied immediately following the advance of the Facility, the Borrowers would not be obliged to provide additional security or prepay part of the Facility as therein provided.

19.03
If the Lender, at its discretion, permits the Facility or any part thereof to be borrowed before certain of the conditions referred to in Clause 19.01 as the case may be are satisfied, the Borrowers shall ensure that those conditions are satisfied within five (5) Banking Days after the Drawdown Date (or such longer period as the Lender specifies).

20	GENERAL UNDERTAKINGS
Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 20 at all relevant times during the Security Period, except as the Lender may otherwise permit in writing:
20.01
to (and ensure and procure that each other Security Party shall) supply the Lender with such number of copies as the Lender may require of (a) the annual Accounting Information as soon as available but in any event not later than one hundred and fifty (150) days after the end of the relevant period to which they relate starting with the 2013 financial statements and (b) such other information with regard to the business, properties or condition, financial or otherwise, of the Guarantor, the Manager and the other members of the Group as the Lender may from time to time reasonably request;

20.02
to procure that the Accounting Information to be delivered from time to time in accordance with Clause 20.01 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial positions, as at the end of each such financial year to which they relate, of the Group and the results of their operations for the year to which the Accounting Information relates.

20.03
to (and ensure and procure that each other Security Party shall) obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the other Subject Documents under any applicable law or regulation to enable them to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Lender with copies thereof;

20.04
to (and ensure and procure that each other Security Party shall) ensure that at all times the claims of the Lender against the Borrowers and the other Security Parties under this Agreement and the other Finance Documents rank at least pari passu with the claims of all other unsecured creditors of the relevant Security Party save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

20.05
to (and ensure and procure that each other Security Party shall) deliver to the Lender translations into English (certified by an authorised translator) of any documents which have to be delivered to the Lender under the terms of this Agreement or the other Subject Documents, the originals of which are not in the English language;

20.06
not to make any loans or advances to, or any investments in, any person, firm, corporation or joint venture (or to any officer, director, stockholder, employee or customer of any such person) other than loans or advances made in the ordinary course of business;

20.07	not to (and ensure and procure that the Guarantor shall not) declare or pay any dividends or make any distributions to its respective shareholders in any form whatsoever if:
20.07.01	an Event of Default or a Potential Event of Default has occurred; or
20.07.02
immediately following such payment of dividends and/or distributions the test set out in Clause 23 was applied and the Borrowers would be obliged to provide additional security or prepay part of the Facility as therein provided; or

20.07.03	immediately following such payment of dividends and/or distributions the Borrowers would be in breach of Clause 20.38;
20.08	not to borrow any money or permit any such borrowing to continue or incur any Financial Indebtedness whatsoever other than the Facility and the Swap Exposure or other than by way of subordinated shareholders' loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers' credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;
20.09
not to assume, guarantee or otherwise undertake the liability of any person, firm or company (otherwise than pursuant to the terms hereof and in the ordinary course of operation or trading of the Ships);

20.10	not to authorise or accept any capital commitments (save and except in connection with the ordinary course of operation or trading of the Ships);
20.11
not to (and ensure and procure that each other Security Party shall not) change the nature of its respective business or commence any business other than the ownership and operation of ships and activities ancillary thereto;

20.12
not to (and ensure and procure that each other Security Party shall not) (save and except as provided in this Agreement or otherwise in favour of the Lender), create or permit to exist any Encumbrance whatsoever on the Ships or on any of its other property or assets, real or personal, whether now owned or hereafter acquired, other than a Permitted Lien;

20.13
without prejudice to the obligations of the Borrowers under Clause 20.14, promptly after the happening of an event which is (or may, with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing, become) an Event of Default, to notify the Lender in writing of such event and of the steps (if any) which are being taken to nullify or mitigate its effect;

20.14
from time to time on request by the Lender to (and ensure and procure that each other Security Party shall) deliver to it a certificate signed by a director or officer of such Corporate Security Party confirming that, save as may be notified in detail in such certificate, no Event of Default or Potential Event of Default has occurred and is then subsisting, to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require;

20.15
to (and procure that each other relevant Security Party shall) ensure and procure that each Corporate Security Party shall maintain its corporate existence under the laws of its Original Jurisdiction and shall comply in all material respects with all relevant legislation and laws and regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ), applicable to such Corporate Security Party;

20.16	to (and procure that each other relevant Security Party shall) ensure and procure that no change in
(a) the registered ownership of the shares of the Borrowers and
(b) the registered or beneficial ownership of the shares of the Manager and the Ships shall occur;
20.17
to execute and procure the execution by each other Security Party of any further document or documents reasonably required by the Lender in order to perfect or complete the security created by the Security Documents;

20.18
to (and ensure and procure that each other Security Party shall) pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail and ensure and procure that all its relevant tax returns shall be properly and timely filed;

20.19	other than in accordance with this agreement, not to convey, assign, transfer, sell or otherwise dispose of or deal with the Ships or any of its real or personal property, assets or rights whether present or future, neither to assign or otherwise transfer its rights title and interest unto the Master Agreement;
20.20
to send (or procure that it is sent) to the Lender as soon as the same is instituted (or, to the knowledge of any Security Party threatened), details of any litigation, arbitration or administrative proceedings against or involving a Security Party, or a Ship which is likely to have a Material Adverse Effect on a Security Party or the operation of a Ship;

20.21
to comply (and ensure that each other Security Party will comply) with all laws regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ, as the case may be), treaties and conventions applicable to the Borrowers, the other Security Parties and the Ships and to carry on the relevant Ship all certificates and other documents which may from time to time be required to evidence such compliance;

20.22	not to (and ensure and procure that no Security Party will) become a FATCA FFI or a US Tax Obligor;
20.23	to (and ensure and procure that the Security Parties and the other members of the Group will) comply, in all respects, with all Sanctions;
20.24
not to (and ensure and procure that none of the Security Parties and the other members of the Group will) become a Prohibited Person or become owned or controlled by, or act directly or indirectly on behalf of, a Prohibited Person, or become the owner or controller of a Prohibited Person;

20.25
not to make, directly or indirectly, available any proceeds of the Facility to or for the benefit of a Prohibited Person and to ensure and procure that any proceeds of the Facility is not, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

20.26
not to and ensure and procure that each Borrower and the Manager and any corporate shareholder(s) thereof shall not dissolve, merge into or consolidate with any other company or person and ensure and procure that no change in the management or the legal ownership of the Borrowers and the Ships shall be effected;

20.27	to (and procure that the Guarantor will) ensure that no change in the Chief Executive Officer and/or the Chairman of the Guarantor shall occur;
20.28	to use the proceeds of the Facility for its benefit and under its full responsibility and exclusively for the purpose specified in this Agreement;
20.29
not to (and ensure and procure that no other Security Party will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions;

20.30
to (and ensure and procure that each of the Security Parties and each member of the Group will) conduct its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

20.31
to ensure and procure that, throughout the Security Period, all payments in relation to the operation of the Ships will be effected through the Lender (either via the Piraeus branch or any other branch reasonably nominated by the Lender);

20.32	to ensure and procure that the Swap Exposure shall not exceed the Maximum Permitted Swap Exposure;

20.33
to (and ensure and procure that each other Security Party will) deliver promptly to the Lender such documents and evidence as the Lender shall from time to time require relating to the ultimate beneficial ownership of the Borrowers, the Manager and the other members of the Group and their respective corporate shareholder(s);

20.34
to (and ensure and procure that each other Security Party will) deliver to the Lender such documents and evidence as the Lender shall from time to time require relating to the verification of identity and knowledge of the Lender's customers and the compliance by the Lender with all necessary "know your customer" or similar checks, and to comply within thirty (30) days from the Lender's written notice to the Borrowers to that effect, to the full satisfaction of the Lender, with any requirements of the Lender in relation to the shares of the Borrowers and the other members of the Group and their respective corporate shareholder(s) [including but without limitation any requirements of the Lender as to the approved form of the shares (registered or otherwise) of the Borrowers and the other members of the Group and their corporate shareholder(s)], always on the basis of applicable laws and regulations or the Lender's own internal (generally applied) guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

20.35
to (i) provide the Lender with any documentation or information, as the Lender may request, which relates to individual or entity tax status and (ii) inform the Lender, or respond to any request from the Lender, if there are any changes to tax information previously provided;

20.36
upon request by the Lender, to obtain, and to ensure and procure that each other Security Party will obtain a written waiver or consent from its respective Substantial Owners or Controlling Persons, which will be provided to the Lender to permit the Lender and other members of the HSBC Group to disclose and report tax and account specific financial information to any local or foreign Tax Authority. Where any one of the Borrowers and/or the other Security Parties fails to comply with requests for tax information, or fails to respond to requests for waivers or consents for tax information disclosure, or fails to respond to requests to obtain waivers or consents from Substantial Owners or Controlling Persons, the Lender may take, and may instruct members of the HSBC Group to take whatever actions are necessary to comply with the Lender's local or foreign tax reporting obligations, including without limitation any of the following action:

(a) the Lender may withhold taxes that may be due from certain payments made to or on behalf of any one of the Borrowers and/or the other Security Parties; and/or
(b) The Lender shall have the right to pay relevant taxes to the appropriate Tax Authority; and/or
(c) The Lender shall have the right to refuse to provide certain services to any one of the Borrowers and/or the other Security Parties; and/or
(d) the Lender shall have the right to close any account to which the provision of any facility may relate; and
20.37
to ensure and procure that at all times during the Security Period, the Borrowers and/or the Guarantor shall maintain with the Piraeus branch of the Lender to the credit of any account held with the Lender in the name of the Borrowers and/or the Guarantor, minimum deposits equal at least to Three hundred thousand Dollars ($300,000), per Ship, free of any Encumbrances;

20.38	to (and procure that the Guarantor will) ensure that throughout the Security Period:
20.38.01	the Market Value Adjusted Net Worth of the Guarantor shall not be less than Fifteen million Dollars ($15,000,000);
20.38.02	the Leverage Ratio of the Guarantor will not be higher than 0.75:1; and

20.38.03
on a consolidated basis, at all times, the aggregate amount of cash deposits held in accounts of members of the Group free from any Encumbrances shall not be less than Three hundred thousand Dollars ($300,000) per Fleet Vessel;

21	INSURANCE UNDERTAKINGS
Each Borrower hereby undertakes with the Lender that during the Security Period (at the expense of the Borrowers and upon such terms, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender), each Borrower shall comply with the following provisions of this Clause 21 at all times during the Security Period, except as the Lender may otherwise permit in writing:
21.01
to insure and keep insured either Ship in Dollars or such other currency as may be approved in writing by the Lender, in the full aggregate insurable value of each Ship but in no event for an amount less than the higher of (i) the Market Value of the relevant Ship and (ii) an amount so that the aggregate insured values of the Ships are at least equal to one hundred and twenty five per cent (125%) of the aggregate of (a) the Facility and (b) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure against fire and usual marine (including Excess Risks) and War Risks covered by hull and machinery policies;

21.02
to enter either Ship in the name of the Owner thereof, for her full value and tonnage in a protection and indemnity association approved by the Lender with unlimited liability if available otherwise for the highest possible standard cover for the time being $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance for the highest possible standard cover against all Protection and Indemnity Risks;

21.03
to pay to the Lender on demand all premiums or other amounts payable by the Lender in effecting a Mortgagees' Interest Insurance policy ("MII") and a mortgagee's interest (additional perils) insurance policy in the name of the Lender for a minimum insured amount of not less than one hundred and ten per cent (110%) of (a) the Facility and (b) (in case the Master Agreement is utilized) the Maximum Permitted Swap Exposure and under such wording and conditions acceptable to the Lender;

21.04
if either Ship enters the territorial waters of the United States of America (or other jurisdiction having legislation similar to the US Oil Pollution Act 1990) for any reason whatsoever, to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

21.05
upon the Lender's request, to effect loss of hire and/or Earnings Insurance on either Ship (as may be required by the Lender) in respect of charterparties which exceed twelve (12) months duration and otherwise on such terms and in such amounts as the Lender may instruct the Borrowers as being necessary or appropriate;

21.06	to effect such additional Insurances as may reasonably be requested by the Lender to maintain the scope of the existing cover of the Insurances;
21.07
to renew the Insurances at least fourteen (14) days before the relevant Insurances expire and to procure that the Approved Brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected;

21.08	to punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts when so required in writing by the Lender;
21.09	to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;
21.10
to give notice of assignment of the Insurances to the Insurers in the form set out in Schedule 2 to the General Assignment and to procure that a copy of the notice of assignment shall be endorsed upon or attached to the relevant Insurance Documents;

21.11
to procure that the Insurance Documents shall be deposited with the Approved Brokers and that such brokers shall provide the Lender with certified copies thereof and shall issue to the Lender a letter or letters of undertaking in such form as the Lender shall reasonably require;

21.12
to procure that the Protection and Indemnity and/or War Risks associations in which the Ships are entered shall provide the Lender with a letter or letters of undertaking in their standard form and shall provide the Lender with a copy of the certificates of entry;

21.13
to procure that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain loss payable clauses in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the General Assignment;

21.14
to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Ships and for fourteen (14) days prior written notice to be given to the Lender by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Lender) in the event of cancellation or termination of Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

21.15	promptly to provide the Lender with full information regarding any Major Casualty or any casualties or damage to a Ship in consequence whereof such Ship has become or may become a Total Loss;
21.16
promptly to provide the Lender, at the Borrowers' cost, with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Lender in relation to the Insurances, as and when the Lender may reasonably request;

21.17
not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit either Ship to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering such Ship to the amount herein provided for with additional insurance reasonably satisfactory to the Lender for such voyage or the carriage of such cargo;

21.18
(without limitation to the generality of the foregoing) in particular not permit the Ships to enter or trade to any zone which is declared a war zone by any Government or by such Ship's War Risks Insurers unless there shall have been effected by the Owner thereof and at its expense such special insurance as the War Risk Insurers may require; and

21.19
to procure that all amounts payable under the Insurances are paid in accordance with the loss payable clause in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the relevant General Assignment and to apply and procure that all amounts as are paid to the Borrowers are applied to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received; and

21.20
should a Ship be laid up for any period, to arrange 'lay-up' Insurances for such Ship during such period, at its own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender.

22	OPERATIONAL UNDERTAKINGS
Each Borrower hereby further undertakes with the Lender to comply with the following provisions of this Clause 22 at all relevant times during the Security Period except as the Lender may otherwise permit in writing:
22.01
to ensure that each Ship shall be kept registered as a Liberian flag ship at the port of Monrovia, Liberia, and not to do or suffer to be done anything whereby such registration may be forfeited or imperilled;

22.02	to ensure that all the Earnings of the Ships are paid into the relevant Earnings Account;

22.03	to pay as and when due and payable, all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against each Ship;
22.04
to ensure that each Ship (or any share thereof or interest therein) shall not be sold transferred, mortgaged, charged, hypothecated or abandoned (save in the case of maritime necessity) and that neither the Insurances nor the Earnings of either Ship will be assigned otherwise than in favour of the Lender;

22.05
to ensure that each Ship shall neither be employed and/or operated in a manner contrary to any law or regulation in any relevant jurisdiction including without limitation to the ISM Code and the ISPS Code and all Sanctions and neither Borrower nor the Manager will engage in any unlawful trade or carry any cargo that may expose a Ship to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) nor employ a Ship or voluntarily suffer her employment in carrying any contraband goods;

22.06
not to create or permit to be created or continued any lien or Encumbrance(s) on a Ship and/or the Insurances and/or the Earnings (other than Permitted Liens) and to satisfy all claims and demands which if unpaid might in law or by statute or otherwise create a lien or Encumbrance(s) and (without prejudice to the generality of the foregoing) to procure that no lien or Encumbrance(s) is created or permitted to be created or continued on a Ship for any reason whatsoever;

22.07
on the request of the Lender, to provide to and procure that the Lender shall be provided with satisfactory evidence that the wages, allotments, insurance and pension contributions of the Master and crew of either Ship are being paid in accordance with the relevant agreements relating to such Ship and the relevant regulations, and that all deductions from the remuneration of the Master and crew in respect of any tax liability (including all social insurance contributions) are being made and accounted for to the relevant authority and that the Master of such Ship has no claim for disbursements other than those properly incurred by him in the ordinary trading of such Ship on the voyage then in progress;

22.08
if any writ or proceedings are issued against a Ship or if a Ship shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, the Borrowers shall immediately notify and procure that the Lender shall be notified thereof by telefax confirmed by letter and to cause such Ship to be released and all liens or Encumbrance(s) (except for the Mortgage and any Permitted Liens on the Ship) thereon to be discharged forthwith;

22.09
not to voyage or time charter a Ship or place her under any contract for employment for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed twelve (12) months duration, provided however that in the event of a Ship being employed (with the Lender's prior written consent) under any charter which when aggregated with any optional periods contained in such charter would exceed twelve (12) months duration, the Lender shall be furnished forthwith with (a) details and documentary evidence satisfactory to the Lender in its sole discretion in respect of the new employment, (b) upon Lender's request, a specific assignment in favour of the Lender of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Lender and (c) upon Lender's request, a specific agreement of subordination of the rights of such charterer to the rights of the Lender;

22.10	not to demise charter a Ship for any period whatsoever;
22.11
not to deliver a Ship into the possession of any person or persons for effecting repairs or renewals to such Ship the cost of which will exceed the amount of Five hundred thousand Dollars ($500,000) unless such person or persons shall have given a written undertaking to the Lender not to exercise any lien or right of detention on such Ship in respect of the cost of such repairs or renewals;

22.12
at all times and at the Borrowers' own expense, to maintain the Ships in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and to keep and procure that each Ship is kept in such condition as will entitle her to the highest classification status with the Classification Society free from recommendations and notations which have not been complied with in accordance with their terms and to procure that, the Lender is provided with a certificate issued by the Classification Society that such classification status is maintained and with copies of all other classification certificates as the Lender may request in writing;

22.13
to submit each Ship regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Lender in writing, supply and procure that the Lender is supplied with copies of all survey reports issued in respect thereof;

22.14
to notify and procure that the Lender is notified immediately by facsimile of any recommendation or requirement imposed on a Ship by the Classification Society, the Insurers or by any other competent authority that is not complied with in accordance with its terms;

22.15	to give to the Lender reasonable prior notice of any proposed dry docking or any underwater survey of a Ship so that the Lender (if it so desires) can arrange for a representative to be present;
22.16
to authorise and procure that the Classification Society and all other regulatory authorities of either Ship are authorised to disclose to the Lender any information or documents requested by the Lender relating to the classification, repair, maintenance or seaworthiness of a Ship;

22.17
to comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and to have on board either Ship as and when legally required valid certificates showing compliance therewith;

22.18
without prejudice to Clause 22.17, to take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to either Ship in any jurisdiction in or to which a Ship shall be employed or trade or which may otherwise be applicable to a Ship or the Borrowers and, if the Lender shall so require, to enter into a "Carrier Initiative Agreement" with the United States Customs Service and to procure that such agreement (or any similar agreement hereafter introduced by any agency of the United States of America) is maintained by the Borrowers in full force and effect;

22.19
to comply with and to ensure and procure that the Manager and all servants and agents of either Borrower and the Manager or any charterer of a Ship shall comply with, the ISM Code, the ISM Code Documentation, the ISPS Code, the ISPS Code Documentation, all Sanctions, all Environmental Laws and all legislation of any state or government in relation to a Ship, her ownership, operation and management or to the business of either Borrower and the Manager, including, without limitation, requirements relating to manning, submission of oil spill response plans, designation of qualified individuals and establishing financial responsibility;

22.20
to hold and procure that the Manager shall hold all appropriate ISM Documentation and to provide the Lender with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the relevant Borrower, the Manager and each Ship pursuant to the ISM Code and the ISPS Code;

22.21	to keep, or procure that it is kept, on board either Ship a copy of all relevant ISM Code Documentation and ISPS Code Documentation respectively;
22.22	to perform and discharge all duties and liabilities imposed on either Borrower under any charter, bill of lading or other contract relating to a Ship;
22.23
not to remove or permit the removal of any part of a Ship or any equipment belonging thereto, nor make or permit to be made any alteration in the structure type or speed of a Ship which materially reduces the value of such Ship (unless such removal or alteration is required by statute or by her Classification Society);

22.24
at all reasonable times and on reasonable notice, to permit and procure that the Lender or its authorised representative is permitted full and complete access to the Ships for the purpose of inspecting the state and condition of the Ships and their cargo and papers and at the written request of the Lender to deliver and procure the delivery for inspection copies of any and all contracts and documents relating to the Ships whether on board or not;

22.25
to keep and procure that the Lender is kept fully informed as to the use, the employment and the position of the Ships and promptly provide and procure that the Lender is provided with information concerning the classification, status and insurance of the Ships from time to time as and when so required in writing by the Lender;

22.26
when so requested by the Lender, to appoint and procure that two firms of independent sale and purchase shipbrokers shall be appointed, as nominated or approved by the Lender, to give valuations of the Ships in Dollars, such valuations to be made without physical inspection (unless otherwise required by the Lender) and on the basis of an arm's-length transaction by a willing buyer from a willing seller and where a Ship is subject to a charter, with or without taking into account such charter (whichever results to a lower value of such Ship); The average of the aforesaid two valuations shall constitute the Market Value of the Ships. In case the difference between the said two valuations is more than ten per cent (10%), a third firm of independent sale and purchase shipbrokers, nominated or approved by the Lender, will be appointed and the average of all three such valuations shall constitute the Market Value of the Ships. The fees of the shipbrokers appointed to give such valuations shall be paid by the Borrowers;

22.27
in the event of Compulsory Acquisition of a Ship by any Government Entity, to execute and procure the execution of any assignment that the Lender may request in relation to any and all amounts which such Government Entity shall be liable to pay as compensation for such Ship or for her use and if received by the Owner thereof to pay and procure the payment of such amounts immediately to the Lender,

22.28	to maintain the appointment of the Manager as manager of the Ships and not to vary in any material respect or terminate this appointment;
22.29
to execute and procure the execution by each other Security Party of any further document or documents required by the Lender in order to perfect or complete the security created by the Security Documents;

22.30
to execute and deliver to the Lender such documents of transfer as the Lender may require in the event of sale of a Ship pursuant to any power of sale contained in the Mortgage or which the Lender may have in law;

22.31	to immediately notify the Lender by fax, confirmed forthwith by letter, of:
(i)          any casualty in respect of a Ship which is or is likely to be or to become a Major Casualty;
(ii)          any occurrence as a result of which a Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(iii)          any requirement or recommendation made by any insurer or classification society or by any competent authority in respect of a Ship which is not complied with in accordance with its terms;
(iv)          any arrest or detention of a Ship, any exercise or purported exercise of any lien on a Ship or her Earnings or her Insurances or any requisition of a Ship for hire;
(v)          any Environmental Claim made against a Borrower or the Manager or in connection with a Ship or any Environmental Incident in respect thereof;
(vi)          any claim for breach of the ISM Code or the ISPS Code being made against a Borrower and/or the Manager or otherwise in connection with a Ship; or

(vii)          any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code or the ISPS Code or the Sanctions not being complied with;
and advise and procure that the Lender shall be advised in writing on a regular basis and in such detail as the Lender shall require of the Borrowers' or any other person's response to any of those events or matters;
22.32
to keep prominently in the Chart Room and in the Master's cabin of each Ship a framed duly completed notice printed in plain type of such size that the area of print shall cover a space not less than six inches wide and nine inches high reading as follows:

"NOTICE OF MORTGAGE
This Ship is owned by [..] of Liberia and is subject to a first priority Liberian Mortgage in favour of HSBC BANK PLC; under the terms of the said Mortgage, a certified copy of which is preserved with the Ship's papers, neither the Owners nor the Captain nor any officer or agent nor any charterer of this Ship nor any other person whatsoever has any power, right or authority whatever to create, incur or permit the imposition on this Ship any commitments or encumbrances except for crews wages accrued for not more than three (3) months or salvage."; and
22.33	to comply with its respective obligations under each Subject Document and not to (and ensure and procure that no other party thereto will) vary, amend or terminate any of the aforesaid documents.
23	SECURITY MARGIN
23.01
In the event that at any time during the Security Period the Security Value is less than the Security Requirement, then the Borrowers shall within thirty (30) Banking Days of receipt of a written notice from the Lender advising the Borrowers of the amount of such deficiency (which notice in the absence of manifest error shall be conclusive) either provide to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be acceptable and satisfactory to the Lender in its sole discretion and which in the opinion of the Lender shall be equal to the shortfall or prepay in accordance with Clause 10 such part (at least) of the Facility that in the opinion of the Lender is required in order to eliminate the shortfall.

24	EVENTS OF DEFAULT
24.01	If:
24.01.01	a Borrower fails to pay on the due date for payment any amount which shall have become due hereunder and/or under the other Finance Documents;
24.01.02
any representation, warranty or statement made by a Borrower in this Agreement and/or in any of the other Finance Documents or any certificate, statement or opinion delivered or made hereunder or under the other Finance Documents or in connection herewith or with the other Finance Documents shall be incorrect or inaccurate when made;

24.01.03
a Borrower fails to duly and punctually perform or observe any other term of this Agreement and/or the other Finance Documents and in any such case such failure, if capable of remedy, shall continue for fourteen (14) Banking Days after the Lender shall have given to the Borrowers written notice of such failure;

24.01.04
any other Financial Indebtedness of a Borrower exceeding in aggregate One million Dollars ($1,000,000) becomes due and payable or, with the giving of notice or lapse of time or any other condition or a combination thereof, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) Banking Days therefrom;

24.01.05
a Borrower enters into voluntary or involuntary bankruptcy, liquidation or dissolution, or becomes insolvent, or an administrator, administrative receiver, receiver or liquidator is appointed on all or a material part of its undertaking or assets or proceedings are commenced by or against it under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation, or if any event shall occur which, under the relevant system of law, shall have an equivalent effect;

24.01.06	a Borrower ceases or threatens to cease to carry on the whole or a substantial part of its business;
24.01.07
there shall be a transfer or disposal of all or a substantial part of the assets of a Borrower, whether by one or a series of transactions, related or not, without the prior written consent of the Lender;

24.01.08	any event occurs having a Material Adverse Effect on a Borrower;
24.01.09	the value of the assets of a Borrower is less than its respective liabilities (taking into account contingent and prospective liabilities);
24.01.10	a Borrower reduces its authorised or issued or subscribed capital;
24.01.11
any governmental or other consent, licence or authority required to make this Agreement and/or the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable a Borrower to perform its duties and discharge its liabilities hereunder or under the other Finance Documents is withdrawn or ceases to be in full force and effect unless the Borrowers procure that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Lender within  fourteen (14) Banking Days of the said withdrawal or cessation;

24.01.12
any distress or execution is levied or enforced against a material (in the opinion of the Lender) part of the property and assets of a Borrower and such distress or execution is not withdrawn or discharged within fourteen (14) Banking Days;

24.01.13
a Borrower stops payment of, or is unable to, or admits inability to pay its debts as they fall due, or enters into any composition or other arrangement with its creditors generally or declares a general moratorium on the payment of indebtedness;

24.01.14
a Borrower becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or a Borrower becomes the owner or controller of a Prohibited Person;

24.01.15
any proceeds of the Facility are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

24.01.16	a Borrower becomes a FATCA FFI or a US Tax Obligor;
24.01.17	a Borrower is not in compliance, in all respects, with all Sanctions;
24.01.18	any of the events referred to in Clauses 24.01.01 up to and inclusive 24.01.17 occurs, mutatis mutandis, in respect of any other Security Party or any other member of the Group;
24.01.19	without limiting the generality of Clause 24.01.03, a Borrower is in breach of the provisions of Clause 20.37 and/or Clause 20.38 and/or Clause 23;
24.01.20
if an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (b) an Early Termination Date (as defined in the Master Agreement) has occurred or been or become capable of being effectively designated under the Master Agreement or (c) a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master

Agreement or (d) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason;
24.01.21
a Borrower and/or any other Security Party fails to comply within thirty (30) days from the Lender's written notice to the Borrowers to that effect, to the full satisfaction of the Lender, with any requirements of the Lender in relation to the shares of the Borrowers and the Manager and/or of their corporate shareholder(s) [including but without limitation any requirements of the Lender as to the approved form of the shares (registered or otherwise) of the Borrowers and the Manager and/or of their corporate shareholder(s);

24.01.22	there is a change in the management or the legal ownership of a Borrower and/or the Manager or of any of their corporate shareholder(s) without the prior written consent of the Lender;
24.01.23
a Borrower sells, transfers, disposes of or (other than by Permitted Liens) encumbers the relevant Ship or any interest or share therein, or agrees to do so without the prior written consent of the Lender;

24.01.24
a Ship is arrested or detained and such arrest or detention is not released within twenty five (25) days, or an order for the sale of a Ship is made by a court of competent jurisdiction or a Borrower ceases to retain possession and/or control of a Ship for a period in excess of twenty five (25) days;

24.01.25	a Ship becomes a Total Loss and the Borrowers fail to make the payment required to be made under Clause 10.01 in respect of such Total Loss within the time set forth in Clause 10.01.02;
24.01.26	a Ship is laid up for a period exceeding thirty (30) days without the prior written consent of the Lender;
24.01.27
the country of registration of a Ship becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Finance Documents is materially prejudiced;

24.01.28	an Event of Default under any of the Subject Documents (as defined therein) occurs;
24.01.29	the Subject Documents or any of them is terminated, revoked, cancelled, or otherwise ceases, in whole or in part, to be valid, binding and enforceable;
24.01.30	any Security Party repudiates or evidences an intention to repudiate any one or more of the Subject Documents;
24.01.31	the Guarantor ceases to be actively involved in the business of the Borrowers and/or the Manager;
24.01.32
the fulfilment of any one or more of the obligations covenants and undertakings contained in any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Lender hereunder or thereunder becoming either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible;

24.02	Upon the occurrence of an Event of Default which is continuing and at any time thereafter the Lender:
24.02.01	may by written notice to the Borrowers declare that any undrawn part of the Facility shall be cancelled, whereupon the same shall be cancelled;
24.02.02	may by written notice to the Borrowers declare the Indebtedness immediately due and payable whereupon the same shall become so payable to the Lender;

24.02.03
take any other action, exercise any other right or pursue any other remedy conferred upon the Lender by this Agreement and/or the other Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default;

24.02.04
shall be entitled but not obliged to, exercise all its rights under the Master Agreement and to, inter alia, cancel, net out, unwind, terminate or liquidate all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement. Without prejudice to or limitation of the obligations of the Borrowers hereunder and under the Master Agreement, in the event that the Lender exercises any of its rights hereunder and such exercise results in all or part of a Designated Transaction being terminated, such termination shall constitute a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be entitled to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

24.03
All Proceeds received by the Lender under or pursuant to any of the Finance Documents after the happening of any Event of Default shall be applied by the Lender in payment of the Indebtedness in accordance with the terms of Clause 12.

24.04
On the occurrence of an Event of Default which is continuing the Lender shall have the right and power to order either Ship to proceed forthwith at the Borrowers' risk and expense to a port or place nominated by the Lender. Either Borrower undertakes to give the necessary instructions to the Master of such Ship to comply with any such order of the Lender and if a Borrower fails to give such instructions for any reason whatsoever the Lender shall have the right and power to give such instructions direct to the Master.

25	SET-OFF
25.01
The Borrowers authorise hereby the Lender, without prejudice and in addition to all rights of set off, combination, lien or otherwise which the Lender has at law or under any agreement between the Lender and the Borrowers, at any time following the occurrence of an Event of Default which is continuing without demand and without notice:

25.01.01
to set off any amount to the credit of any existing accounts of the Borrowers with the Lender, (whether deposit, loan or otherwise, in the name of a Borrower or otherwise) including, without limitation, the Accounts, in or towards satisfaction of all amounts due from the Borrowers under this Agreement and/or any one or more of the other Finance Documents; and

25.01.02
to transfer and apply any amount standing to the credit of any such existing accounts of the Borrowers with any associate or subsidiary of the Lender in or towards satisfaction of all amounts due from the Borrowers under this Agreement and/or any one or more of the other Finance Documents.

25.02	For that purpose the Lender has the power, without limitation, to:
25.02.01	break, or alter the maturity of, all or any part of a deposit of a Borrower; and/or
25.02.02	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.
25.03
Without prejudice to its rights hereunder and/or under the Master Agreement, the Lender may at the same time as, or at any time after, an Event of Default or a Potential Event of Default occurs under this Agreement or a Borrower's default under the Master Agreement, set‑off any amount due now or in the future from the Borrowers to the Lender under this Agreement against any amount due from the Lender to the Borrowers under the Master Agreement and apply the first amount in discharging the second amount. The effect of any set‑off under this Clause 25.03 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

25.04
Where such set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the spot rate as conclusively determined by the Lender for purchasing such currency with the currency in which the relevant amounts are denominated on the date of actual payment.

26	FEES
26.01
The Borrowers shall pay to the Lender an availability fee of one point thirty five per cent per annum (1.35%) on the from time to time available and undrawn amount of the Facility (the "Availability Fee"); such Availability Fee for the Facility shall accrue from day to day for a period starting on the date of signing of this Agreement and ending on the earlier of (i) the Drawdown Date of the Facility and (ii) on the Termination Date and shall be calculated upon the exact number of days which have elapsed on the basis of a year consisting of three hundred and sixty (360) days and shall be payable quarterly in arrears.

26.02
The Borrowers shall pay to the Lender an arrangement fee of one per cent (1%) of the final amount to be drawn down, of which, twenty five per cent (25%) thereof has been paid by the Borrowers on the 28th May 2014 and the remaining seventy five per cent (75%) thereof will be paid to the Lender simultaneously with the Drawdown of the Facility on the Drawdown Date.

27	EARNINGS AND RETENTION ACCOUNTS
27.01
The Borrowers hereby agree to ensure and procure that all the Earnings of each Ship, shall be paid into the relevant Earnings Account, which shall be charged in favour of the Lender by the relevant Earnings Account Charge. Unless and until an Event of Default or a Potential Event of Default occurs, whereupon the Lender may give notice to the Borrowers that it requires that all Earnings of the Ships are paid directly to the Lender, all amounts in the Earnings Account shall be applied as follows:

27.01.01	first, towards the payment of fees and costs that are due and payable by the Borrowers to the Lender under the Finance Documents;
27.01.02
second, (in case the Retention Account provided for in Clause 27.02 has been opened) towards payment to the Retention Account of the amounts that may be required to be transferred to the credit thereof in accordance with Clause 27.02; and

27.01.03
third, any balance thereafter remaining in the Earnings Accounts shall be available to the Borrowers for the payment of the Operating Expenses of the Ships as well as for the payment of dividends and the repayment of any shareholders' loans.

27.02
Within fifteen (15) days from the written notice of the Lender to the Borrowers to that effect, the Borrowers shall open the Retention Account with the Lender, which shall be charged in favour of the Lender by the Retention Account Charge. On the date falling thirty (30) days from the immediately preceding (as from the written notice of the Lender referred to in this Clause 27.02) Repayment Instalment and on the same date in each consecutive following calendar month (provided that if such day is not a Banking Day, the next following Banking Day) the Lender will transfer from the Earnings Accounts to the Retention Account an amount equal to one third (1/3rd) of each Repayment Instalment payable on the next Repayment Date thereof and the relevant monthly fraction of the interest in respect thereof due on the relevant next Interest Payment Date; PROVIDED HOWEVER THAT, without prejudice to the provisions of Clause 35, the Lender will be entitled not to exercise the right conferred on the Lender under this Clause 27.02, for as long as the Lender thinks fit, at the Lender's sole and absolute discretion.

27.03
The Lender shall pay interest to the Borrowers on the credit balances from time to time in the Retention Account at the rate, which it usually pays on equivalent amounts and in accordance with its usual practice.

27.04
On each Repayment Date the Lender shall transfer from the Retention Account to the Loan Account(s) an amount equal to each relevant Repayment Instalment payable on that date and on each relevant Interest Payment Date the Lender shall transfer from the Retention Account to the Loan Account(s) an amount equal to the interest payable in respect thereof under Clause 7 on that date.

27.05
In the event that there are insufficient funds in the Earnings Accounts to pay the amounts referred to in Clause 27.02 above the Borrowers agree to pay to the Lender an amount equal to the difference between the actual amount in the Earnings Accounts and the amount due under Clause 27.02 on the first Banking Day in such month.

27.06
The Lender acknowledges that the Borrowers shall, unless and until an Event of Default or a Potential Event of Default shall occur and the Lender shall direct to the contrary, be entitled from time to time, to require that moneys for the time being standing to the credit of the Accounts be transferred in such amounts and for such periods as the Borrowers selects to fixed-term deposit accounts ("deposit accounts") opened in the name of the relevant Borrower with the Lender.

27.07
The Borrowers shall not be entitled to withdraw moneys standing to the credit of the relevant Account which are the subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrowers shall, on withdrawing such moneys pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such withdrawal being made.  In the event that any moneys so deposited are to be applied pursuant to this Clause 27, the Borrowers shall, on such application being made, pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such application being made.  Any deposit accounts shall, for all the purposes of the Finance Documents, be deemed to be sub-accounts of the relevant Account from which the moneys deposited in the deposit accounts were transferred and all references in the Finance Documents to such Account shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.

28	EXPENSES
28.01
Whether or not the Facility or any part thereof, is actually drawn down the Borrowers shall reimburse the Lender on demand for all costs, charges and expenses incurred by the Lender in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents including the fees and expenses of the Lender's legal advisers.

28.02
The Borrowers shall reimburse the Lender on demand for all charges and expenses (including legal fees) incurred by the Lender in or in connection with the exercise of the Lender's rights and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and lawyers instructed by the Lender) and with the actual, attempted or purported enforcement of, or preservation of rights under this Agreement and the other Finance Documents.

29	INDEMNITY
29.01
Each Borrower hereunder undertakes and agrees to indemnify the Lender, upon the Lender's first demand, from and against any losses, costs or expenses (including legal expenses) which it incurs in consequence of any Event of Default including (but without limitation) all losses (including loss of profit for the then current Interest Period), premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to advance or maintain the Facility or any part thereof and any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea.

30	ENVIRONMENTAL INDEMNITY
30.01	Each Borrower undertakes to indemnify the Lender against all damages, losses, liabilities, costs, expenses, penalties, fines or proceedings which may be incurred or paid by or imposed on the Lender directly or indirectly at any time (whether before or after the Indebtedness has been repaid in full) pursuant to any Environmental Law or any other environmental legislation of any state or government which would not have been incurred or paid by or imposed on the Lender had it not entered into this Agreement and/or the other Finance Documents.
31	CONFIDENTIALITY
In this Clause
"Affiliate" means, in relation to any person, a subsidiary of that person, or a holding company of that person or any other subsidiary of that holding company; and
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian
31.01
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.02 (Disclosure of Confidential Information) and Clause 31.03 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.02	The Lender may disclose:
31.02.01
to any of its Afiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate;

31.02.02	to any person:
(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether  directly or  indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by the Lender or by a person to whom Clause 31.02.02(a) or 31.02.02(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 31.02.02(a) or 31.02.02(b);
(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(g)	who is a Party; or
(h)	with the consent of the Borrowers; and

31.02.03
to any person appointed by the Lender or by a person to whom Clause 31.02.02(a) or 31.02.02(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 31.02.03.

31.03	Disclosure to numbering service providers
31.03.01
The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Security
 Parties the information to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

31.03.02
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

32	LENDER'S BUSINESS
32.01	No provision of this Agreement will:
32.01.01	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
32.01.02	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
32.01.03	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
33	STAMP DUTIES – TAXES ETC
33.01
The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrowers shall indemnify the Lender against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrowers to pay any such taxes.

34	DETERMINATIONS
34.01
Each determination of an Interest Rate or a Default Rate or of any amount in respect of principal or interest or fees or expenses by the Lender in accordance with this Agreement and every other determination or certification by the Lender under this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

35	NO WAIVER
35.01
No failure to exercise and no delay on the part of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

36	PARTIAL INVALIDITY
36.01
In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the laws of any other jurisdiction.

37	TRANSFER AND ASSIGNMENT
37.01	This Agreement shall bind and be to the benefit of the Borrowers and the Lender and their respective successors and permitted assigns.
37.02	The Borrowers may not assign any of its rights, powers, duties or liabilities hereunder.
37.03
The Lender may at any time and without the prior consent of the Borrowers assign or transfer all or part of the Facility and its rights and powers under any one or more of this Agreement and the other Finance Documents to any other bank or other financial institution (the "Transferee Lender").

37.04
The Lender may at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Facility. The Lender shall notify the Borrowers of any such change in the lending office as soon as is practicable.

37.05
If the Lender assigns or transfers all or any part of its rights, powers duties and liabilities hereunder pursuant to Clause 37.03 the Borrowers undertake immediately on being requested to do so by the Lender to enter into and procure that the other parties to the Finance Documents shall enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or part of the Lender's interest in the Finance Documents and all relevant references in this Agreement and the other Finance Documents to the Lender shall thereafter be construed as a reference to the Lender and/or its assignee or transferee (as the case may be) to the extent of their respective interests.

38	NON-IMMUNITY
38.01
The Borrowers do not have any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of the United Kingdom or the Republic of Greece or the Republic of the Marshall Islands or the Republic of Liberia.

38.02
The exercise by either Borrower of its rights and performance and discharge of its duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

38.03
To the extent that each Borrower may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents claim for itself or its assets immunity from suit, judgment, execution, attachment (whether, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to itself or its assets any such immunity (whether or not claimed), such Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives any such immunity to the full extent permitted by the laws of such jurisdiction.

39	NOTICES
39.01
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

39.02	A notice shall be sent:

(a)	to the Borrowers: c/o EUROBULK LTD
4, Messogiou & Evropis Street
151 24 Maroussi
 Greece
Fax No.: +30 211 1804097
(b)	to the Lender:
109-111 Messoghion Ave,
Athens,
Greece, Tel: +30 210 6961457
 Attn. Ms Katerina Eleftheriou.
or to such other address as the relevant party may notify the other in writing.
39.03	Subject to Clauses 39.04 and 39.05:
(a)          a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)          a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
39.04	However, if under Clause 39.03 a notice would be deemed to be served:
(a)          on a day which is not a Banking Day in the place of receipt; or
(b)          on such a Banking Day, but after 5 p.m. local time;
the notice shall (subject to Clause 39.05) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.
39.05
Clauses 39.03 and 39.04 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

39.06
A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

39.07	Any notice under or in connection with a Finance Document shall be in English or in Greek.

39.08	In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
40	SUPPLEMENTAL
40.01	The rights and remedies which the Finance Documents give to the Lender are:
(a)          cumulative;
(b)          may be exercised as often as appears expedient; and
(c)          shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
40.02
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

40.03	A Finance Document may be executed in any number of counterparts.
40.04	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
40.05
This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives prior to the date of this Agreement, including without limitation, the Commitment Letter.

41	LAW AND JURISDICTION
41.01	This Agreement shall be governed by, and construed in accordance with, English law.
41.02	Subject to Clause 41.03, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement.
41.03	Clause 41.02 is for the exclusive benefit of the Lender, which reserves the right:
(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.
The Borrowers shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement.
41.04
The Borrowers irrevocably appoint Messrs. Hill Dickinson Service (London) Limited presently at Irongate House, Duke's Place, London EC3A 7LP England, Att. Mr. Patrick Hawkins, tel: +44 207 2839033 email: patrick.hawkins@hilldickinson.com to act as their agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

41.05
The Borrowers irrevocably designate and appoint Mr. Alexandros Kapellaris, Advocate, with offices at 42, Panepistimiou Street, 106 79 Athens, Greece, as agent for the service of process in Greece ("antiklitos") and agree to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrowers. The designation of such an authorized agent (antiklitos) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Finance Documents.

41.06
Nothing in this Clause 41 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

41.07	In this Clause 41, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).
42	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS
42.01	In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.
43.

EXECUTION PAGE

SIGNED by	)
…………………………….	)
for and on behalf of	)
HSBC BANK PLC	)
in the presence of:	)

SIGNED by	)
Ms Stephania Karmiri	)
for and on behalf of	)
EIRINI SHIPPING LTD	)
in the presence of:	)

SIGNED by	)
Ms Stephania Karmiri	)
for and on behalf of	)
ELENI SHIPPING LIMITED	)
in the presence of:	)

SCHEDULE 1

Notice of Drawdown

TO:          HSBC BANK PLC
……..

Date……..
Dear Sirs,

Financial Agreement dated ……. made between ……… and HSBC BANK PLC

1.	We refer to the financial agreement dated ………. (the "Financial Agreement") and made between ourselves, as borrowers and yourselves as lender, in connection with a loan facility of up to ……….
Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.
2.          We request to borrow the Facility as follows:
             (a)     Amount: $ …………..;
             (b)     Drawdown Date: ………….;
             (c)     Duration of the first Interest Period shall be ……… months; and
             (d)     Payment instructions: ………..
3.          We represent and warrant that:
(a)
the representations and warranties in Clause 17 of the Financial Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Facility.
4.	This notice cannot be revoked without your prior written consent of the Lender.
5.	We authorise you to deduct from the proceeds of the Facility the amount of the fees referred to in Clause 26 and all the legal fees and disbursements payable pursuant to Clause 19.01.26.
Yours faithfully,
For and on behalf of
…..

________________________
………………………………..
Attorney-in-Fact

SCHEDULE 2

Acknowledgement

                       Date:……..

Financial Agreement dated ………. made between ……. and HSBC Bank Plc (the "Financial Agreement")

We the undersigned Borrowers declare that in connection with the above Financial Agreement we received the Facility in the amount of….. Dollars ($.........) value …………..

Capitalized terms used herein shall have the respective meanings specified in the Financial Agreement.

Yours faithfully,

For and on behalf of
………

________________________
………………………………..
Attorney-in-Fact